Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

EXECUTION COPY

CONFIDENTIAL

SUBSCRIPTION AND STOCK PURCHASE AGREEMENT

by and among

ONCOCYTE CORPORATION,

as Buyer,

ENCORE CLINICAL, INC.,

as Parent,

and

RAZOR GENOMICS INC.,

as the Company,

Dated as of September 4, 2019

TABLE OF CONTENTS:

I. THE SUBSCRIPTION AND REDEMPTION	2
1.1. Subscription	2
1.2. Redemption	2
II. INITIAL CLOSING	2
2.1. Initial Closing	2
2.2. Buyer Conditions to Initial Closing	2
2.3. Company Conditions to Initial Closing	5
2.4. Parent Conditions to Initial Closing	6
2.5. Frustration of Conditions	7
2.6. Use of Company Proceeds	7
III. THE SECOND CLOSING PURCHASE OPTION	8
3.1. The Second Closing Purchase Option	8
3.2. Purchase of Purchased Shares	8
3.3. Price for Purchased Shares	8
3.4. Payment of Second Closing Option Price	8
IV. SECOND CLOSING	9
4.1. Second Closing	9
4.2. Buyer Conditions to Second Closing	9
4.3. Parent Conditions to Second Closing	11
4.4. Frustration of Conditions	12
4.5. Cancellation of Exercise of Second Closing Purchase Option	12
V. TERMINATION	13
5.1. Termination	13
5.2. Effect of Termination	14
VI. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT	15
6.1. Organization and Qualification	15
6.2. Authorization; Binding Agreement	15
6.3. Title to Shares	15
6.4. Capitalization; Subsidiaries	16
6.5. Government Approvals	17
6.6. No Violations	17
6.7. Company Financials	17
6.8. Absence of Certain Changes	18
6.9. Compliance with Laws	18
6.10. Illegal Payments	18
6.11. Litigation	19
6.12. Contracts	19
6.13. Intellectual Property	20
6.14. Taxes	22
6.15. Title to and Sufficiency of Assets; Properties	22
6.16. Environmental Matters	23
6.17. Employee Matters	23
6.18. Employee Benefit Plans	25
6.19. Healthcare Matters	26
6.19. Transactions with Related Persons	27
6.21. Insurance	28
6.22. Investment Intent	28
6.23. No Brokers	28
6.24. Disclosure; Information Supplied	28

(i)

VII. REPRESENTATIONS AND WARRANTIES OF BUYER	29
7.1. Organization and Qualification	29
7.2. Authorization; Binding Agreement	29
7.3. No Violations	29
7.4. Title to Buyer Shares	29
7.5. SEC Reports; Buyer Financials	30
7.6. Governmental Approvals	30
7.7. No Litigation	30
7.8. Investment Intent	31
7.9. No Brokers	31
7.10. No Other Representations and Warranties	31
VIII. COVENANTS	31
8.1. Access	31
8.2. Conduct of Business of the Company and Parent	32
8.3. No Solicitation	34
8.4. Notification; Supplemental Disclosures	35
8.5. Efforts	35
8.6. Public Announcements; No Insider Trading	36
8.7. Parent Release	37
8.8. Action Support	37
8.9. Further Assurances	37
8.10. Market Standoff Agreement	37
8.11. Company Board of Directors	38
IX. INDEMNIFICATION	38
9.1. Survival	38
9.2. Indemnification by Parent and the Company	38
9.3. Indemnification by Buyer	39
9.4. Limitations on Indemnification	39
9.5. General Indemnification Provisions	39
9.6 Timing of Payment; Right to Set-Off	40
9.7. Indemnification Procedures	40
X. MISCELLANEOUS	41
10.1. Expenses	41
10.2. Notices	41
10.3. Severability	42
10.4. Assignment	42
10.5. No Third-Party Beneficiaries	42
10.6. Amendment; Waiver	43
10.7. Entire Agreement	43
10.8. Remedies	43
10.9. Arbitration	43
10.10. Governing Law; Jurisdiction; Waiver of Jury Trial	44
10.11. Interpretation	44
10.12. Mutual Drafting	45
10.13. Counterparts	45

ANNEXES:

I	Minority Holders
II	Definitions

EXHIBITS:

A	Form of Minority Holder Purchase Agreement
B	Secured Note
C	Preferred Stock Terms
D	Form of License Agreement
E	Form of Development Agreement

(ii)

SUBSCRIPTION AND STOCK PURCHASE AGREEMENT

This SUBSCRIPTION AND STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 4, 2019 by and among (i) OncoCyte Corporation, a California corporation (“Buyer”), (ii) Encore Clinical, Inc., a Delaware corporation (“Parent”), and (iii) Razor Genomics Inc., a Delaware corporation (the “Company”). Buyer, Parent and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

WITNESSETH:

WHEREAS, Parent owns 3,500,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), constituting 75.2% of the issued and outstanding equity interests of the Company on a fully-diluted basis;

WHEREAS, the shareholders and optionholders of the Company set forth on Annex I (collectively, the “Minority Holders” and together with Parent, the “Company Holders”) collectively own 24.8% of the remaining issued and outstanding equity interests of the Company on a fully-diluted basis;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company desires to purchase and redeem from Parent, and Parent wishes to sell and transfer to the Company, 664,935 shares of Common Stock (the “Redeemed Shares”), constituting approximately 14.29% of the issued and outstanding securities of the Company on a fully-diluted basis prior to giving effect to the Redemption or the Subscription, at an aggregate redemption price of $5,000,000 (the “Redemption”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Buyer, and Buyer desires to subscribe and purchase from the Company, 1,329,870 shares (the “Subscribed Shares”) of newly created Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), which shall constitute twenty-five percent (25%) of the issued and outstanding equity interests on a fully-diluted basis of the Company after giving effect to the Redemption, at an aggregate purchase price of $10,000,000 (the “Subscription”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, after the consummation of the Redemption and the Subscription, at such times and subject to such conditions as set forth herein, Parent desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Parent, the remaining shares of Common Stock owned by Parent in two separate closings;

WHEREAS, at or prior to the Initial Closing (as defined below), each Minority Holder is entering into a stock purchase agreement with Buyer, the form of which is attached as Exhibit A hereto (each a “Minority Holder Purchase Agreement”), pursuant to which such Minority Holder is (i) acknowledging and consenting to the transactions contemplated by this Agreement and the Ancillary Documents and waiving certain claims in connection therewith, (ii) if such Minority Holder is an optionholder, agreeing to exercise its option to purchase Common Stock (a “Company Option”), and (iii) agreeing to sell and transfer to Buyer, and Buyer is agreeing to purchase and acquire from each Minority Holder, the shares of Common Stock owned by such Minority Holder;

WHEREAS, on August 28, 2019, in anticipation of the execution and delivery of this Agreement, the Company and Parent executed and delivered to Buyer a secured promissory note in the aggregate amount of [**], a copy of which is attached as Exhibit B hereto (the “Secured Note”), reflecting amounts previously advanced and loaned to the Company in contemplation of the transactions contemplated by this Agreement, which amounts are guaranteed by Parent; and

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WHEREAS, certain capitalized terms used herein are defined in Annex II hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

THE SUBSCRIPTION AND REDEMPTION

1.1. Subscription. At the Initial Closing, and on the terms and subject to all of the conditions of this Agreement, the Company will sell, issue and transfer to Buyer, and Buyer will subscribe, purchase and accept from Company the Subscribed Shares, free and clear of any and all Liens, for an aggregate price equal to Ten Million U.S. Dollars ($10,000,000) (the “Subscription Price”). The amount paid by Buyer for the Subscription Price at the Initial Closing will be offset by the amount of the outstanding obligations under the Secured Note at the time of the Initial Closing.

1.2. Redemption. At the Initial Closing, and on the terms and subject to all of the conditions of this Agreement, Parent and the Company will consummate the Redemption, pursuant to which Parent will sell, transfer, assign and convey to the Company, and the Company will redeem, purchase and accept from Parent, the Redeemed Shares, free and clear of any and all Liens, for an aggregate purchase price equal to Five Million U.S. Dollars ($5,000,000) (the “Redemption Price”). The amount paid by the Company for the Redemption Price at the Initial Closing will be offset by the amount of (i) the Transaction Expenses incurred or paid prior to or at the time of the Initial Closing that were not previously paid by Parent and (ii) any other Indebtedness (including Indebtedness owed to Parent) or Liabilities of the Company as of the Initial Closing (other than Permitted Pre-Closing Clinical Trial Expenses (as defined in the Development Agreement)) (clauses (i) and (ii) together, the “Initial Closing Transaction Expenses and Liabilities Amount”).

ARTICLE II

INITIAL CLOSING

2.1. Initial Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 2.2, 2.3 and 2.4 below, the closing of the Redemption and the Subscription (the “Initial Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, commencing at noon (New York City time) on the second (2nd) Business Day after all the conditions to the Initial Closing set forth in Sections 2.2, 2.3 and 2.4 below have been satisfied or waived, or at such other date, time or place as the Parties may agree. By mutual agreement of the Parties the Initial Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail if requested. The date on which the Initial Closing occurs will be referred to as the “Initial Closing Date”.

2.2. Buyer Conditions to Initial Closing. The obligations of Buyer to consummate the Initial Closing shall be subject to the satisfaction or written waiver by Buyer where permissible of the following conditions:

(a) All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

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(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) There shall be no pending Action that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement pending before any Governmental Authority.

(d) All Consents set forth on Schedule 2.2(d) or that are otherwise required to be obtained from or made with any Person in order for Parent or the Company to consummate the transactions contemplated by this Agreement to be consummated at the Initial Closing shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

(e) All of the representations and warranties of Parent and the Company (disregarding qualifications or limitations as to materiality and Material Adverse Effect) set forth in this Agreement and in any certificate delivered by or on behalf of such Party pursuant hereto will be true and correct on and as of the date of this Agreement and on and as of the Initial Closing Date as if made on the Initial Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(f) Each of Parent and the Company will have performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Initial Closing Date.

(g) Since the date of this Agreement, no changes, events, occurrences, effects, developments, conditions, circumstances or matters shall have occurred that, individually or in the aggregate, has had (which is continuing and has not been cured) or would reasonably be expected to have a Material Adverse Effect.

(h) Buyer shall have completed its due diligence investigation of the Company, including the financial and legal documents, materials, properties, books and records of the Company, and be satisfied in its sole discretion with the results thereof.

(i) At or prior to the Initial Closing, each Minority Holder shall have delivered to Buyer a Minority Holder Purchase Agreement, duly executed by such Minority Holder, and each such Minority Holder Purchase Agreement shall be in full force and effect.

(j) In accordance with Section 8.11, effective as of the Initial Closing, the Company’s board of directors shall consist of three (3) directors, at least one of whom shall be an individual designated by Buyer at or prior to the Initial Closing.

(k) Parent and the Company will have delivered or caused to be delivered to Buyer:

(i) evidence reasonably acceptable to Buyer that the Company has amended and restated its (A) Certificate of Incorporation to, among other matters, authorize the creation of the Preferred Stock with such terms as set forth on Exhibit C hereto, and which is otherwise in form and substance reasonably acceptable to Buyer and the Company (the “Amended Certificate”), and (B) Bylaws in in form and substance reasonably acceptable to Buyer and the Company (the “Amended Bylaws”);

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(ii) duly executed and issued stock certificates from the Company representing the Subscribed Shares;

(iii) evidence reasonably acceptable to Buyer that the Redemption shall have occurred simultaneously with the Initial Closing and that the Company shall have cancelled the Redeemed Shares;

(iv) a Sublicense and Distribution Agreement by and among Buyer, the Company and Parent in substantially the form set forth in Exhibit D hereto (the “License Agreement”), duly executed by the Company and Parent;

(v) a Development Agreement by and among Buyer, the Company and Parent in substantially the form set forth in Exhibit E hereto (the “Development Agreement”), duly executed by the Company and Parent;

(vi) a Non-Competition and Non-Solicitation Agreement by Parent and Parent’s shareholders Dr. Michael Mann and Dr. David Jablons (each such Parent shareholder, a “Principal”) in favor of Buyer and the Company, in form and substance reasonably acceptable to Buyer, the Company and Parent (the “Non-Competition Agreement”), duly executed by Parent and the Principals;

(vii) an opinion of counsel to the Company, in form and substance reasonably acceptable to Buyer and the Company, duly executed by such counsel;

(viii) a good standing certificate for each of the Company and Parent certified from the proper official in its jurisdiction of organization as of a date no earlier than twenty (20) days prior to the Initial Closing Date;

(ix) a certificate, dated as of the Initial Closing Date, signed by an executive officer of each of Parent and the Company in such capacity, certifying that each of the conditions specified in Sections 2.2(e), 2.2(f) and 2.2(g) has been satisfied;

(x) a certificate from the secretary of each of the Company and Parent certifying to (A) copies of such Party’s Governing Documents as in effect as of the Initial Closing, (B) the resolutions of such Party’s directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is or is required to be a party or bound, and the consummation of each of the transactions contemplated hereby and thereby, which resolutions shall be in full force and effect and not modified or revoked as of the Initial Closing, and (C) the incumbency of officers of such Party authorized to execute this Agreement or any Ancillary Document to which such Party is or is required to be a party or bound;

(xi) evidence of the termination of each contract or arrangement set forth on Schedule 2.2(k)(xi) in each case effective at or prior to the Initial Closing; and

(xii) such other documents and instruments as may be required to be delivered by Parent or the Company to Buyer at or prior to the Initial Closing by any other provision of this Agreement or as may reasonably be required to issue the Subscribed Shares to Buyer or to consummate the Initial Closing or any of the transactions contemplated by the Ancillary Documents to be executed and delivered in connection with the Initial Closing.

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2.3. Company Conditions to Initial Closing. The obligations of the Company to consummate the Initial Closing shall be subject to the satisfaction or written waiver by the Company where permissible of the following conditions::

(a) All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) There shall be no pending Action that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement pending before any Governmental Authority.

(d) All Consents set forth on Schedule 2.3(d) or that are otherwise required to be obtained from or made with any Person in order for Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Initial Closing shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

(e) All of the representations and warranties of Buyer (disregarding qualifications or limitations as to materiality and Buyer Material Adverse Effect) set forth in this Agreement and in any certificate delivered by or on behalf of Buyer pursuant hereto will be true and correct on and as of the date of this Agreement and on and as of the Initial Closing Date as if made on the Initial Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(f) Buyer will have performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Initial Closing Date.

(g) Buyer will have delivered or caused to be delivered to the Company:

(i) cash in an amount equal to (A) the Subscription Price, less (B) the amount of the outstanding balance under the Secured Note, by wire transfer in immediately available funds to such account or accounts as designated by the Company or by delivery of a certified or bank cashier’s check payable to, or upon the order of, the Company;

(ii) the License Agreement, duly executed by Buyer;

(iii) the Development Agreement, duly executed by Buyer;

(iv) a good standing certificate for Buyer certified from the proper official in its jurisdiction of organization as of a date no earlier than twenty (20) days prior to the Initial Closing Date;

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(v) a certificate, dated as of the Initial Closing Date, signed by an executive officer of each of Buyer in such capacity, certifying that each of the conditions specified in Sections 2.3(e) and 2.3(f) has been satisfied;

(vi) a certificate from the secretary of Buyer certifying to (A) copies of Buyer’s Governing Documents as in effect as of the Initial Closing, (B) the resolutions of Buyer’s directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is or is required to be a party or bound, and the consummation of each of the transactions contemplated hereby and thereby, which resolutions shall be in full force and effect and not modified or revoked as of the Initial Closing, and (C) the incumbency of officers of Buyer authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or bound; and

(vii) such other documents and instruments as may be required to be delivered by Buyer to the Company at or prior to the Initial Closing by any other provision of this Agreement or as may reasonably be required to issue the Subscribed Shares to Buyer or to consummate the Initial Closing or any of the transactions contemplated by the Ancillary Documents to be executed and delivered in connection with the Initial Closing.

(h) Parent will have delivered or caused to be delivered to the Company certificates representing the Redeemed Shares, duly endorsed or accompanied by powers duly executed and in a form acceptable to the Company necessary to transfer the Redeemed Shares to the Company on the books and records of the Company.

2.4. Parent Conditions to Initial Closing. The obligations of Parent to consummate the Initial Closing shall be subject to the satisfaction or written waiver by Parent where permissible of the following conditions:

(a) All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) There shall be no pending Action that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement pending before any Governmental Authority.

(d) All Consents set forth on Schedule 2.4(d) or that are otherwise required to be obtained from or made with any Person in order for Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Initial Closing shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

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(e) All of the representations and warranties of Buyer (disregarding qualifications or limitations as to materiality and Buyer Material Adverse Effect) set forth in this Agreement and in any certificate delivered by or on behalf of Buyer pursuant hereto will be true and correct on and as of the date of this Agreement and on and as of the Initial Closing Date as if made on the Initial Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(f) Buyer will have performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Initial Closing Date.

(g) Buyer will have delivered or caused to be delivered to Parent:

(i) the License Agreement, duly executed by Buyer;

(ii) the Development Agreement, duly executed by Buyer;

(iii) a good standing certificate for Buyer certified from the proper official in its jurisdiction of organization as of a date no earlier than twenty (20) days prior to the Initial Closing Date;

(iv) a certificate, dated as of the Initial Closing Date, signed by an executive officer of each of Buyer in such capacity, certifying that each of the conditions specified in Sections 2.4(e) and 2.4(f) has been satisfied;

(v) a certificate from the secretary of Buyer certifying to (A) copies of Buyer’s Governing Documents as in effect as of the Initial Closing, (B) the resolutions of Buyer’s directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is or is required to be a party or bound, and the consummation of each of the transactions contemplated hereby and thereby, which resolutions shall be in full force and effect and not modified or revoked as of the Initial Closing, and (C) the incumbency of officers of Buyer authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or bound; and

(vi) such other documents and instruments as may be required to be delivered by Buyer to Parent at or prior to the Initial Closing by any other provision of this Agreement.

(h) The Company will have delivered or caused to be delivered to Parent cash in an amount equal to (i) the Redemption Price, less (ii) the Initial Closing Transaction Expenses and Liabilities Amount, by wire transfer in immediately available funds to such account or accounts as designated by the Company or by delivery of a certified or bank cashier’s check payable to, or upon the order of, Parent.

2.5. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE II to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Parent or any Minority Holder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

2.6. Use of Company Proceeds. The Company hereby agrees that a portion of the proceeds from the Subscription equal to Four Million U.S. Dollars ($4,000,000) will be reserved by the Company and, until the completion of the Clinical Trial in accordance with the Development Agreement, will be used by the Company exclusively to fund the Company’s share of costs incurred in connection with the prospective clinical trial (the “Clinical Trial”) of the Razor Assay in accordance with the terms and conditions of the Development Agreement. In accordance with (and without limiting) Section 8.1, the Company will provide Buyer with reasonable access to all books and records relating to the expenses of the Clinical Trial as necessary to enable Buyer to perform monthly accounting closing and financial reporting compliance.

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ARTICLE III

THE SECOND CLOSING PURCHASE OPTION

3.1. The Second Closing Purchase Option. From and after the Initial Closing Date, Buyer shall have the right (the “Second Closing Purchase Option”), in its sole discretion, to elect to purchase from Parent and each of the Minority Holders upon the terms of this Agreement and each respective Minority Holder Purchase Agreement, all of the issued and outstanding equity interests of the Company held by Company equity holders other than Buyer (after giving effect to any required Company Option exercises required by the Minority Holder Purchase Agreement) (the “Purchased Shares”), on a pro rata and fully diluted basis, by delivering to the Company Holders written notice of the exercise of the Second Closing Purchase Option. Notwithstanding the foregoing, in the event that the Company completes [**] in the Clinical Trial in accordance with the Development Agreement prior to [**], as reasonably determined by Buyer and the Company in good faith (the “Second Closing Milestone”), Buyer shall be required to exercise the Second Closing Purchase Option on the later of (i) the twelve (12) month anniversary of the Closing and (ii) the date that the Second Closing Milestone is achieved, subject to the conditions otherwise set forth in ARTICLE IV.

3.2. Purchase of Purchased Shares. If the Second Closing Purchase Option is exercised, at the Second Closing, and on the terms and subject to all of the conditions of this Agreement, Parent will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Parent, the Purchased Shares owned by Parent, free and clear of any and all Liens.

3.3. Price for Purchased Shares. If the Second Closing Purchase Option is exercised, in full payment for the Purchased Shares, Buyer shall pay to the Company Holders an aggregate purchase price equal to Fifteen Million U.S. Dollars ($15,000,000) (the “Second Closing Option Price”). The amount paid by Buyer to Parent for the Second Closing Option Price at the Second Closing will be offset by the amount of the Transaction Expenses incurred or paid prior to or at the time of the Second Closing that were not previously paid by Parent (including by offset of amounts payable for the Redemption Price at the Initial Closing) (the “Second Closing Transaction Expenses Amount”), and such Second Closing Transaction Expenses Amount will instead be paid to the Company.

3.4. Payment of Second Closing Option Price. If the Second Closing Purchase Option is exercised, Buyer shall pay the Second Closing Option Price at the Second Closing to Parent in accordance with this Agreement and to the Minority Holders in accordance with the Minority Holder Purchase Agreements, with each Company Holder receiving its pro rata share (based on the Purchased Shares sold to Buyer) of each type of consideration, as follows:

(a) an amount in cash equal to Ten Million U.S. Dollars ($10,000,000), by wire transfer in immediately available funds to such account or accounts as designated in writing by each Company Holder or by delivery of a certified or bank cashier’s check payable to, or upon the order of, such Company Holder (subject to the last sentence of Section 3.3); and

(b) a number of shares of Buyer Common Stock equal in value to Five Million U.S. Dollars ($5,000,000), with each such share of Buyer Common Stock valued at the Buyer Common Stock Price as of the Second Closing Date (such shares of Buyer Common Stock, the “Buyer Shares”);

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provided, that: (i) if Buyer would be required by Section 3.4(b) (and the applicable provisions of the Minority Holder Purchase Agreements, together with any shares of Buyer Common Stock issuable to Company Holders under or in connection with the Development Agreement) to issue to the Company Holders more than 19.99% of the issued and outstanding shares of Buyer Common Stock or the outstanding voting power of Buyer, in either case as of the date of this Agreement, prior to giving effect to such issuance, or if such issuance would otherwise require the approval of Buyer’s stockholders pursuant to the rules and regulations of the NYSE American or other applicable law, regulation or rule, then Buyer, at its sole election, may deliver additional cash in lieu of shares of Buyer Common Stock to the extent that such cash delivery avoids such Buyer Common Stock issuance exceeding such 19.99% threshold or otherwise requiring Buyer shareholder approval; and (ii) no fractional shares of Buyer Common Stock will be issued by Buyer and any fractional numbers will be rounded down to the nearest whole share and any fractional amount will instead be added to the amount of cash paid pursuant to subsection (a).

ARTICLE IV

SECOND CLOSING

4.1. Second Closing. If the Second Closing Purchase Option is exercised by Buyer, subject to the satisfaction or waiver of the conditions set forth in Sections 4.2 and 4.3 below, the closing of the purchase and sale of the Purchased Shares (the “Second Closing” and, each of the Initial Closing and the Second Closing, a “Closing”) will take place at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, commencing at noon (New York City time) on the second (2nd) Business Day after all the conditions to the Second Closing set forth in Sections 4.2 and 4.3 below have been satisfied or waived, or at such other date, time or place as Parent and Buyer may agree. By mutual agreement of Buyer and Parent, the Second Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail if requested. The date on which the Second Closing occurs will be referred to as the “Second Closing Date” (and, each of the Initial Closing Date and the Second Closing Date, a “Closing Date”).

4.2. Buyer Conditions to Second Closing. The obligations of Buyer to consummate the Second Closing shall be subject to the satisfaction or written waiver by Buyer where permissible of the following conditions:

(a) All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement and the Minority Holder Purchase Agreements shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement or any Minority Holder Purchase Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) There shall be no pending Action that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Minority Holder Purchase Agreement pending before any Governmental Authority.

(d) All Consents set forth on Schedule 4.2(d) or that are otherwise required to be obtained from or made with any Person in order for Parent to consummate the transactions contemplated by this Agreement or for a Minority Holder to consummate the transactions contemplated by any Minority Holder Purchase Agreement, in either case, to be consummated at the Second Closing shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

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(e) All of the representations and warranties of Parent and the Company (disregarding qualifications or limitations as to materiality and Material Adverse Effect) set forth in this Agreement and in any certificate delivered by or on behalf of such Party pursuant hereto will be true and correct on and as of the date of the Second Closing Date as if made on the Second Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(f) Each of Parent and the Company will have performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Second Closing Date.

(g) The Minority Holder Closing (as such term is defined in each Minority Holder Purchase Agreement) under each Minority Holder Purchase Agreement shall have occurred simultaneously with the Second Closing.

(h) In accordance with Section 8.11, the Company’s board of directors shall continue to consist of three (3) directors, all of whom, effective as of the Second Closing, shall be individuals designated by Buyer at or prior to the Second Closing.

(i) The License Agreement shall not have been terminated by the Company nor Parent, and neither the Company nor Parent shall be in material uncured breach thereunder.

(j) The Development Agreement shall not have been terminated by the Company nor Parent, and neither the Company nor Parent shall be in material uncured breach thereunder.

(k) Parent and the Principals shall not be in material uncured breach under the Non- Competition Agreement.

(l) Parent and the Company will have delivered or caused to be delivered to Buyer:

(i) certificates representing the Purchased Shares owned by Parent, duly endorsed or accompanied by powers duly executed and in a form acceptable to Buyer necessary to transfer such Purchased Shares to Buyer on the books and records of the Company;

(ii) a good standing certificate for each of the Company and Parent certified from the proper official in its jurisdiction of organization as of a date no earlier than twenty (20) days prior to the Second Closing Date;

(iii) a certificate, dated as of the Second Closing Date, signed by an executive officer of each of Parent and the Company in such capacity, certifying that each of the conditions specified in Sections 4.2(e) and 4.2(f) has been satisfied; and

(iv) such other documents and instruments as may be required to be delivered by Parent or the Company to Buyer at or prior to the Second Closing by any other provision of this Agreement or as may reasonably be required to transfer the Purchased Shares to Buyer or to consummate the Second Closing or any of the transactions contemplated by the Ancillary Documents to be executed and delivered in connection with the Second Closing.

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4.3. Parent Conditions to Second Closing. The obligations of Parent to consummate the Second Closing shall be subject to the satisfaction or written waiver by Parent where permissible of the following conditions:

(a) All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(c) There shall be no pending Action that seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement pending before any Governmental Authority.

(d) All Consents set forth on Schedule 4.3(d) or that are otherwise required to be obtained from or made with any Person in order for Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing shall have been obtained or made, and all such Consents will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived.

(e) All of the representations and warranties of Buyer (disregarding qualifications or limitations as to materiality and Buyer Material Adverse Effect) set forth in this Agreement and in any certificate delivered by or on behalf of Buyer pursuant hereto will be true and correct on and as of the Second Closing Date as if made on the Second Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(f) Buyer will have performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Second Closing Date.

(g) Buyer will have delivered or caused to be delivered to Parent:

(i) Parent’s pro rata portion of the cash payment to be made by Buyer at the Second Closing, less the Second Closing Transaction Expenses Amount;

(ii) evidence reasonable acceptable to Parent that the pro rata portion of the Buyer Shares to be issued to Parent at the Second Closing have been issued to Parent;

(iii) a good standing certificate for Buyer certified from the proper official in its jurisdiction of organization as of a date no earlier than twenty (20) days prior to the Second Closing Date;

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(iv) a certificate, dated as of the Second Closing Date, signed by an executive officer of each of Buyer in such capacity, certifying that each of the conditions specified in Sections 4.3(e) and 4.3(f) has been satisfied; and

(v) such other documents and instruments as may be required to be delivered by Buyer to Parent at or prior to the Second Closing by any other provision of this Agreement.

(h) The Minority Holder Closing (as such term is defined in each Minority Holder Purchase Agreement) under each Minority Holder Purchase Agreement shall have occurred simultaneously with the Second Closing, unless such Second Minority Holder Closing is delayed or cancelled due to the corresponding Minority Holder’s default or breach of the Minority Holder Purchase Agreement.

(i) Buyer will have delivered or caused to be delivered to the Company cash in the amount of equal to the Second Closing Transaction Expenses Amount.

4.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE IV to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to Parent, the Company or any Minority Holder) to comply with or perform any of its covenants or obligations set forth in this Agreement (or with respect to any Minority Holder, a Minority Holder Purchase Agreement).

4.5. Cancellation of Exercise of Second Closing Purchase Option. Notwithstanding anything to the contrary herein, the exercise of the Second Closing Purchase Option may be cancelled at any time prior to the Second Closing as follows:

(a) by mutual written consent of Buyer and Parent;

(b) by written notice by Buyer or Parent, if any of the conditions to the Second Closing set forth in this ARTICLE IV have not been satisfied or waived within sixty (60) days after the date of the exercise of the Second Closing Purchase Option (the “Second Closing Outside Date”); provided, however, that the right to cancel the exercise of the Second Closing Purchase Option under this Section 4.5(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to Parent, the Company) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Second Closing to occur on or before the Second Closing Outside Date;

(c) by written notice by either Buyer or Parent, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement to occur in connection with the Second Closing, and such Order or other action has become final and non-appealable; provided, however, the right to cancel the exercise of the Second Closing Purchase Option under this Section 4.5(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to Parent, the Company) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by Parent to Buyer, if (i) there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 4.3(e) or 4.3(f) to be satisfied (treating the Second Closing Date for such purposes as the Initial Closing Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to Buyer by Parent or (B) the Second Closing Outside Date; provided, that Parent shall not have the right to cancel the exercise of the Second Closing Purchase Option pursuant to this Section 4.5(d) if at such time the Company or Parent is in material uncured breach of this Agreement; or

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(e) by written notice by Buyer to Parent, if (i) there has been a breach by the Company or Parent of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or Parent shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 4.2(e) or 4.2(f) to be satisfied (treating the Second Closing Date for such purposes as the Initial Closing Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to the Company or Parent, as applicable, by Buyer or (B) the Second Closing Outside Date; provided, that Buyer shall not have the right to cancel the exercise of the Second Closing Purchase Option pursuant to this Section 4.5(e) if at such time Buyer is in material uncured breach of this Agreement.

In the event that the exercise of the Second Closing Purchase Option is cancelled in accordance with this Section 4.5, the obligations of the Parties to consummate the Second Closing as a result of the exercise of such Second Closing Purchase Option shall become null and void; provided, that such cancellation will not relieve a Party for a willful breach or violation of this Agreement or for any Fraud Claim against such Party, in either case, prior to such cancellation. If the exercise of the Second Closing Purchase Option is cancelled pursuant to Section 4.5(e), Buyer will retain the right under Section 3.1 to exercise the Second Closing Purchase Option, at its sole election, at any time following thirty (30) days, but not later than sixty (60) days, after such cancellation.

ARTICLE V

TERMINATION

5.1. Termination. This Agreement may be terminated and the transactions contemplated may be abandoned at any time prior to the Initial Closing as follows:

(a) by mutual written consent of Buyer, Parent and the Company;

(b) by written notice by Buyer or the Company, if any of the conditions to the Initial Closing set forth in ARTICLE II have not been satisfied or waived on or prior to September 30, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Parent) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Initial Closing to occur on or before the Outside Date;

(c) by written notice by either Buyer or the Company, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, Parent) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Buyer, if (i) there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 2.3(e) or 2.3(f) to be satisfied (treating the Initial Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to Buyer by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 5.1(d) if at such time the Company or Parent is in material uncured breach of this Agreement;

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(e) by written notice by Buyer to the Company, if (i) there has been a breach by the Company or Parent of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or Parent shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 2.2(e) or 2.2(f) to be satisfied (treating the Initial Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to the Company or Parent, as applicable, by Buyer or (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 5.1(e) if at such time Buyer is in material uncured breach of this Agreement;

(f) by written notice by Buyer to the Company, if there shall have been a Material Adverse Effect following the date of this Agreement which is uncured and continuing; or

(g) by written notice by Buyer to the Company on or prior to the Outside Date, if Buyer is not reasonably satisfied with the results of its due diligence investigation of the Company. The foregoing in this Section 5.1(g) notwithstanding, a failure by Buyer to complete its reasonable due diligence investigation on or prior to the Outside Date, unless primarily due to the Company’s or Parent’s failure to provide reasonable cooperation with said due diligence investigation (including timely responding to reasonable documentation, information and other diligence requests), shall not comprise grounds for Buyer’s termination prior to the Initial Closing under this Section 5.1(g).

5.2. Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 5.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 5.1 under which such termination is made. In the event of the termination of this Agreement pursuant to Section 5.1, the obligations of the Parties with respect to the Initial Closing and any subsequent Closing shall forthwith become null and void, and there shall be no liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party with respect to each Closing shall cease. Notwithstanding anything to the contrary, no termination of this Agreement pursuant to Section 5.1 shall affect (i) any obligations of the parties under Sections 8.6 or ARTICLE X hereof, this Section 5.2 or the Secured Note, which shall survive any termination of this Agreement or (iii) any Liability of a Party for a willful breach or violation of this Agreement or any Fraud Claim against such Party, in either case, prior to such termination. Without limiting the foregoing, and except as provided in this Section 5.2, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8), the Parties’ sole right prior to the Initial Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 5.1.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT

Except as set forth in the disclosure schedule delivered by the Company to Buyer on the date hereof (as they may be amended or supplemented in accordance with the terms of this Agreement, the “Company Disclosure Schedule”), the schedule numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company and Parent jointly and severally represent and warrant to Buyer as follows as of the date of this Agreement and as of each Closing:

6.1. Organization and Qualification. Each of the Company and Parent has been duly formed or organized, is validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and Parent is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary. Each of the Company and Parent has all requisite power and authority to own, lease or use, as the case may be, its properties and business. The Company has provided to Buyer accurate and complete copies of its Governing, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Governing Documents. The minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects. Schedule 6.1 lists all current directors and officers (or persons filling equivalent capacities) of the Company, showing each such Person’s name and positions.

6.2. Authorization; Binding Agreement. Each of the Company and Parent has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of the Company and Parent has duly authorized by all necessary action on the part of such Party the execution and delivery of this Agreement and the Ancillary Documents to which such Party is or is required to be a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company or Parent is or is required to be a party shall be when delivered, duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

6.3. Title to Shares.

(a) The Subscribed Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Governing Documents or under the laws of the State of Delaware. Upon the issuance of the Subscribed Shares to Buyer at the Initial Closing, Buyer will own good, valid and marketable title to the Subscribed Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents or those incurred by Buyer). Assuming the accuracy of the representations and warranties of Buyer in Section 7.8, the offer, sale and issuance of the Subscribed Shares are exempt from the registration requirements of the Securities Act and have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities or “blue sky” Laws.

(b) As of the Initial Closing, Parent owns good, valid and marketable title to the Redeemed Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Governing Documents). Upon delivery of the Redeemed Shares to the Company on the Initial Closing Date in accordance with this Agreement, and upon the company’s payment of the Redemption Price at the Initial Closing in accordance with Section 1.2, the entire legal and beneficial interest in the Redeemed Shares and good, valid and marketable title to the Redeemed Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or the Company’s Governing Documents), will pass to the Company.

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(c) As of the Second Closing, Parent owns good, valid and marketable title to its portion of the Purchased Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents and the rights of Buyer under this Agreement). Upon delivery of the Purchased Shares to Buyer on the Second Closing Date in accordance with this Agreement, and upon Buyer’s payment of the Second Closing Option Price payable at the Second Closing in accordance with Section 3.4, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents or those incurred by Buyer), will pass to Buyer.

6.4. Capitalization; Subsidiaries.

(a) The Company is authorized to issue 10,000,000 shares of Company Common Stock, of which 4,554,545 shares of Company Common Stock are issued and outstanding as of the date of this Agreement, and the Company does not have any other authorized or issued shares of capital stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, any other applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or by which it or its securities are bound. All of the issued and outstanding Shares of Company Common Stock are owned of record and beneficially by the Persons set forth on Schedule 6.4(a), all of which shares of Company Common Stock are owned free and clear of any Liens other than those imposed under the Company’s Governing Documents or applicable securities Laws.

(b) Schedule 6.4(b) sets forth the legal (registered) and beneficial owners of all outstanding Company Options (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Except for the Company Options set forth on Schedule 6.4(b), there are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which the Company or a Company Holder is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements, registration rights agreements or any other agreements or understandings with respect to the voting, registration or transfer of the equity securities of the Company. All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any equity interests or securities of the Company. The Company has no outstanding contractual obligations to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests, warrants, options or other securities of the Company are issuable and no rights in connection with any equity interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since January 1, 2017, except for the Redemption as contemplated by this Agreement, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any of its equity interests, and the Board of Directors (or equivalent governing body) of the Company has not authorized any of the foregoing.

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(d) Other than the Secured Note (which will be paid in full upon the Initial Closing), the Company does not have any Indebtedness.

(e) The Company does not have any Subsidiaries or have any ownership interest in any other Person; provided, that, notwithstanding anything to the contrary contained in this Agreement, in the event of the breach of the foregoing representation and warranty, without limiting any rights or remedies available under this Agreement or applicable Law, any reference in this Agreement to the Company or its assets, properties, contracts, rights, Liabilities, business, operations, condition or employees will include those of its Subsidiaries, and any financial statements or information of the Company will be on a consolidated basis with subsidiaries, in each case, to the extent reasonably applicable.

6.5. Governmental Approvals. No Consent of or with any Governmental Authority on the part of Parent or the Company is required to be obtained or made in connection with the execution, delivery or performance by Parent or the Company of this Agreement or any Ancillary Document to which Parent or the Company is a party or otherwise bound or the consummation by Parent or the Company of the transactions contemplated hereby or thereby.

6.6. No Violations. Except as set forth on Schedule 6.6, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by Parent or the Company, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of the Company or Parent, (b) violate or conflict with any Law or Order to which the Company or Parent or their respective assets or the Redeemed Shares, Subscribed Shares or Purchased Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company or Parent to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which Parent or the Company is a party or by which Parent or the Company, their respective assets or the Redeemed Shares, Subscribed Shares or Purchased Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any of the Redeemed Shares, Subscribed Shares or Purchased Shares or any assets of the Company or (e) require any Consent of or with, any Person (other than any Governmental Authority).

6.7. Company Financials.

(a) On or prior to September 20, 2019, Parent has provided Buyer with true and correct copies of (i) the unaudited balance sheet, income statement, statement of shareholder’s equity and statement of cash flows for the Company as of and for the years ended December 31, 2018 and December 31, 2017, and (ii) the unaudited balance sheet of the Company as of July 31, 2019 (the “Latest Balance Sheet”) and the related unaudited income statement, statement of shareholder’s equity and statement of cash flows for the seven (7) month period then ended (such financial statements described in clauses (i) and (ii), collectively, with any Interim Period Financial Statements delivered after the date hereof pursuant to Section 8.1(b), the “Company Financials”). The Company Financials, when delivered, were prepared in accordance with the books and records of the Company, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods specified therein.

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(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets, (iv) access to its assets is permitted only in accordance with management’s authorization, (v) the reporting of its assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Since January 1, 2017, neither the Company, nor any director, manager, officer, employee, auditor or accountant of the Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in fraudulent or questionable accounting or auditing practices. The Company has not ever been subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(c) The Company does not have any Liabilities except (i) Liabilities that are accrued and reflected in the Latest Balance Sheet, (ii) Liabilities that are listed on Schedule 6.7(c), or (iii) Liabilities that have arisen in the Ordinary Course of Business (other than liabilities for breach of any Contract or violation of any Law) since the date of the Latest Balance Sheet.

6.8. Absence of Certain Changes. Except as set forth on Schedule 6.8, since December 31, 2018, the Company: (a) has conducted its business only in the Ordinary Course of Business, (b) at or prior to the Initial Closing has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Schedule 8.2) if such action were taken on or after the date hereof without the consent of Buyer.

6.9. Compliance with Laws. The Company is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to the Company, its assets, business, employees or securities. None of the operation, activity, conduct and transactions of the Company or the ownership, operation, use or possession of its assets or the employment of its employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which the Company is a party or by which the Company or its assets, business, employees or securities may be bound or affected. The Company has not received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation of or non-compliance with applicable Laws.

6.10. Illegal Payments. The Company has not, nor any officer, manager, equity holder, employee or agent of the Company has: (a) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law. The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority and no action involving the Company with respect to any such Laws is pending or, to the Knowledge of the Company, threatened.

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6.11. Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past seven (7) years, in either case of clauses (a) or (b), by or against the Company, any of their respective current or former directors (or equivalent governing Persons), officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, assets or securities), the Company’s business, assets or securities. The Actions listed on Schedule 6.11, (i) are fully covered under the insurance policies of the Company and (ii) if finally determined adverse to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect. The Company is in compliance in all material respects with all Orders. During the past five (5) years, none of the Company’s current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. The Company does not have any material Action pending against any other Person.

6.12. Contracts.

(a) Schedule 6.12(a) contains a complete, current and correct list of all of the following types of Contracts (including any oral Contract) to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) - (xi) below (any Contract required to be disclosed on Schedule 6.12(a), a “Material Contract”): (i) any Contract or group of related Contracts which involve expenditures or receipts by the Company that require payments or yield receipts of more than $[**] in any twelve (12) month period or more than $[**] in the aggregate; (ii) any Contract with any of its officers, directors, managers, employees, consultants or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iii) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to the Company in excess of $[**] per year; (iv) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (i) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business, its equity securities or its material assets (other than in the Ordinary Course of Business); (vi) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to the Company in excess of $[**]; (vii) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary obligations of confidentiality); (viii) any Contract granting, licensing, sublicensing or otherwise transferring any material Intellectual Property to or by the Company; (ix) any Contract containing any covenant (A) limiting in any respect the right of the Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (B) imposing non-solicitation restrictions on the Company or its Affiliates, (C) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (D) providing “most favored customers” or other preferential pricing terms for the services of the Company or its Affiliates, or (E) limiting or restricting the right of the Company to sell or distribute any Intellectual Property of the Company or to purchase or otherwise obtain any Intellectual Property license; (x) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $[**], not otherwise described in this Schedule 6.12(a); and (xi) any other Contract that is material to the Company and entered into outside of the Ordinary Course of Business. True and correct copies of all Material Contracts (including any amendments, modifications or supplements thereto) have been provided to Buyer.

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(b) All of the Material Contracts to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Material Contract, except as the enforceability thereof may be limited by the Enforceability Exceptions. There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Company, on the part of any other party to any such Material Contract nor has the Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation. The Company has not received any notice of an intention by any party to any such Material Contract that provides for a continuing obligation by any party thereto to terminate such Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company. The Company has not waived any rights under any such Material Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Material Contract to declare breach, default or violation under any such Material Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company under any such Material Contract.

6.13. Intellectual Property.

(a) Schedule 6.13(a) sets forth a true and complete list of (i) all registrations of Intellectual Property (and applications therefor) owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (in each case, whether solely or jointly with others), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and the status of each such application and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered material Intellectual Property that is owned by the Company (clauses (i) and (ii), collectively with any immaterial unregistered Intellectual Property owned by the Company, “Owned IP”). The registered Owned IP has been duly registered with, filed in, issued by or applied for with, as the case may be, the United States Patent and Trademark Office or such other appropriate filing offices, domestic or foreign, and such registrations, filings, issuances, applications and other actions remain in full force and effect, and are current and unexpired.

(b) Schedule 6.13(b) sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to material Intellectual Property to which the Company is a party, in each case which are valid and used or held for use by or otherwise material to the Company’s business (collectively, “Licensed IP”). To the Company’s Knowledge, its licensors have full title to all Licensed IP.

(c) The Company’s ownership and use in the ordinary course of business of the Owned IP and, to the Knowledge of the Company, Licensed IP do not infringe upon or misappropriate the valid Intellectual Property rights, privacy rights or right of publicity of any third party. The Company is the owner of an undivided and unencumbered right, title and interest in and to each item of Owned IP, and the Company is entitled to use, and is using in its business, the Owned IP and Licensed IP in the Ordinary Course of Business. The Owned IP and the Licensed IP include all of the material Intellectual Property used in the ordinary conduct of the Company’s business, and there are no other items of Intellectual Property that are material to such ordinary conduct of the Company’s business. Each of the Owned IP and, to the Knowledge of the Company, the Licensed IP, is subsisting, valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

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(d) No Actions have been asserted against the Company, or to the Company’s Knowledge, its licensors of any material Licensed IP, and are not disposed of, or are pending or, to the Knowledge of the Company, noticed or threatened against the Company or, to the Company’s Knowledge, its licensors of any material Licensed IP: (i) based upon or challenging or seeking to deny or restrict the use by the Company or, to the Company’s Knowledge, the licensor of any material Licensed IP, of any Owned IP or Licensed IP; (ii) alleging that the Company’s planned products or services provided by or processes used by the Company, including the Razor Assay, infringe upon or misappropriate any Intellectual Property right of any third party; (iii) alleging that any Intellectual Property licensed to the Company under the Licensed IP or any Owned IP infringes upon any Intellectual Property right of any third party or is being licensed or sublicensed to the Company in conflict with the terms of any license or other agreement; or (iv) challenging the Company’s ownership of the Owned IP, the Company licensors’ ownership of any material Licensed IP or the use of any material Licensed IP by the Company or such licensor, or the validity or enforceability of any Owned IP or Licensed IP. To the Knowledge of the Company, no Person is engaged in any activity that infringes upon the Owned IP or the Licensed IP. The Company has not granted any license or other right currently outstanding to any third party with respect to the Owned IP or Licensed IP, except for the License Agreement and those licenses set forth in Schedule 6.13(d). To the Company’s Knowledge, the Razor Assay does not infringe or misappropriate any third party Intellectual Property, and the Company has sufficient Intellectual Property rights to make, use and sell the Razor Assay and does not need a license to any third party Intellectual Property to do so. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not result in the termination or impairment of any of the Owned IP or Licensed IP. Parent has delivered to Buyer correct and complete copies of all agreements, documents, licenses, royalty agreements or other rights relating to Owned IP and licenses and sublicenses of the Licensed IP to which the Company is a party.

(e) The Company has taken commercially reasonable steps to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property and (i) there has been no misappropriation of any Trade Secrets or other material confidential Intellectual Property of the Company by any current or former employee, independent contractor or agent of the Company, or to the Knowledge of the Company, by any other Person, (ii) no current or former employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other Person in the course of his or her performance as an employee, independent contractor or agent of the Company or has any claim to any of the Intellectual Property of the Company, and (iii) no current or former employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement, work-for-hire agreement, non-compete obligation or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property. Except as set forth on Schedule 6.13(e), all Owned IP was developed by the Company’s own agents, equity holders, managers, officers, employees or consultants under a valid assignment of invention agreement, work-for-hire agreement or similar Contract.

(f) The Company’s collection, storage, use and dissemination of personal computer information and personally identifiable information in connection with its businesses has been conducted in accordance with all applicable Laws relating to privacy, data security and data protection that are binding on the Company and all applicable privacy policies adopted by the Company.

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6.14. Taxes. Schedule 6.14 sets forth each jurisdiction where the Company files or is required to file a Tax Return. Except as set forth on Schedule 6.14: (i) the Company has timely filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are accurate and complete in all material respects; (iii) the Company has paid all Taxes owed by it which were due and payable (whether or not shown on any Tax Return); (iv) the Company has complied with all applicable Laws relating to Tax; (v) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no current Action or request against the Company in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (vii) there are no pending or ongoing audits of the Company’s Tax Returns by a Governmental Authority; (viii) the Company has not requested or received any ruling from, or signed any binding agreement with, any Governmental Authority, that would apply to any Tax periods ending after any applicable Closing Date; (ix) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (x) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company by any Governmental Authority which Tax remains unpaid; (xi) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due; (xii) the Company has not granted or is subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiii) the Company is not a party to any Tax allocation, sharing or indemnity agreement or otherwise has any potential or actual material Liability for the Taxes of another Person, whether by applicable Tax Law, as a transferee or successor or by contract, indemnity or otherwise; (xiv) the Company has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Regulations Section 1.6011-4(b)(1) that was, is, or to the Knowledge of the Company will ever be, required to be disclosed under Regulations Section 1.6011-4; (xv) the Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before any applicable Closing Date to a period (or portion thereof) beginning after such Closing Date; (xvi) the Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Taxing Authority to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material and adverse effect on such compliance; (xvii) no written power of attorney which is currently in force has been granted by or with respect to the Company with respect to any matter relating to Taxes; and (xviii) there has not been any change in Tax accounting method by the Company that would reasonably be expected to have a material impact on Taxes of the Company or the equity owners of the Company following any applicable Closing.

6.15. Title to and Sufficiency of Assets; Properties.

(a) The Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens. The assets of the Company constitute all of the assets, rights and properties that are used in the operation of the Company’s business as currently conducted and currently proposed to be conducted or that are used or held by the Company for use in the operation of the Company’s business, and taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted and as currently proposed to be conducted.

(b) Schedule 6.15(b) contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company (the “Leased Premises”), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the “Leases”), as well as the current annual rent and term under each Lease. The Company has provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any Lease. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and the Company has not received notice of any such condition. The Company has not waived any rights under any Lease which would be in effect at or after any applicable Closing. The Company is in quiet possession of the Leased Premises. All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of the Company, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises. The Company has not ever owned any real property or any interest in real property (other than the leasehold interests in the Leases).

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(c) All items of Personal Property of the Company with a book value or fair market value of greater than [**] U.S. Dollars ($[**]) are set forth on Schedule 6.15(c). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the Company’s business. Schedule 6.15(c) contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the “Personal Property Leases”). The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by the Company or, to the Knowledge of the Company, any other party thereto, and no event of default on the part of the Company or, to the Knowledge of the Company, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. The Company has delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

6.16. Environmental Matters. The Company has complied with all applicable Environmental Laws, and the Company has not received written or, to the Knowledge of the Company, oral notice of any Actions pending or threatened against the Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions. The Company is not the subject of any Order relating to any Environmental Condition or that would impose a liability or obligation on the Company under any Environmental Law. The Company does not have any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to the Company’s past or current properties, facilities or operation. There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company. The Company has not disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to the Company under or relating to Environmental Laws. The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws. The Company has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises. To the Knowledge of the Company, the Company has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law. The Company holds and is in compliance in all material respects with all Environmental Permits required to conduct its business and operations.

6.17. Employee Matters.

(a) Schedule 6.17(a) sets forth a complete and accurate list of all employees of the Company showing for each (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2018, and (iii) any wages, salary, bonus, commission or other compensation paid or due and owing to each employee during or for the calendar year ending December 31, 2019. Except as set forth on Schedule 6.17(a), no employee is a party to a written employment agreement or contract with the Company and each is employed “at will”. The Company has paid in full to all employees or properly accrued in accordance with GAAP all wages, salaries, commission, bonuses and other compensation due, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any Law, custom, trade or practice. Each employee of the has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company, true and correct copies of which have been provided to Buyer.

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(b) Schedule 6.17(b) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, engaging the Company, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. All of such independent contractors are a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, true and correct copies of which have been provided to Buyer. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

(c) The Company has not been a party to any collective bargaining agreement or other Contract with any group of employees or any labor organization or other representative of any of employees of the Company, and to the Knowledge of the Company, there have been no activities or proceedings of any labor union or other party to organize or represent any employees of the Company. Except as set forth on Schedule 6.17(c): (i) the Company has been in compliance with all employment Contracts and all applicable Laws and Orders respecting employment and employment practices, terms and conditions of employment and wages and hours, including any respecting employment discrimination and occupational safety and health requirements, and has not been engaged in any unfair labor practice; (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or directly affecting the Company; (iii) the Company has not experienced any work stoppage or other labor difficulty; (iv) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; (v) there are no pending or, to the Knowledge of the Company, threatened unfair or discriminatory employment practice charges pending before the Equal Employment Opportunity Commission, or any comparable foreign, state or local Governmental Authority; (vi) there are no wrongful discharge claims nor any other type of Actions brought by or on behalf of any past or present employees of the Company pending or, to the Knowledge of the Company, threatened against the Company; and (vii) upon termination of the employment of any employee, neither the Company nor Buyer will by reason of anything done prior to the applicable Closing be liable to any of said employees for vacation pay, severance pay, wrongful termination damages or any other payments (other than any applicable obligations of the Company to pay accrued vacation pay and accrued sick pay to its terminated employees). The Company has complied with all applicable Laws and Orders relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over for all periods under all such Laws and Orders. The Company has not incurred any Liability under the Worker Adjustment and Retraining Notification Act of 1988, as it may be amended from time to time, or any foreign, state or local plant closing and severance laws or regulations.

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6.18. Employee Benefit Plans.

(a) Set forth on Schedule 6.18(a) is a true and complete list of all Benefit Plans. With respect to each Benefit Plan: (i) such Benefit Plan has been operated, administered and enforced in accordance with its terms and in compliance with, and such Benefit Plan complies with, all applicable Laws, including ERISA and the Code (including Section 409A thereof); (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the each Closing Date have been made as required under ERISA or the terms of such Benefit Plan or have been fully accrued on the Company Financials. All Benefit Plans can be terminated at any time without resulting in any liability to the Company, Buyer or any of their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(b) Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) since the date of its adoption and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested a favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no set of circumstances exists which could adversely affect the qualified status of such Benefit Plans or the exempt status of such trusts.

(c) With respect to each Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Buyer accurate and complete copies, if applicable, of: (i) all Benefit Plan texts and agreements and related trust agreements or annuity contracts (including any amendments, modifications or supplements thereto); (ii) all employee communications (including all summary plan descriptions and material modifications thereto); (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all communications with any Governmental Authority.

(d) No Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise has any outstanding Liability under Title IV of ERISA and, to the Knowledge of the Company, no condition exists that is expected to cause such Liability to be incurred. The Company has not ever maintained, and has not ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(e) With respect to each Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to any current or former employee of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment becoming due to any manager, officer or employee of the Company; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any benefits under any Benefit Plan; or (iv) result, separately, in the aggregate, or in conjunction with any other event, in an “excess parachute payment” within the meaning of Section 280G of the Code.

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6.19. Healthcare Matters.

(a) The analytical and clinical validation studies conducted by or on behalf of or sponsored by the Company, or in which the Company has participated and are intended to be submitted to Healthcare Regulatory Authorities as a basis for product approval or clearance, were and, if still pending, are being conducted by the Company or, to the Knowledge of the Company, on behalf of the Company in all material respects in accordance with the applicable trial protocols and all applicable statutes, rules and regulations of the United States Food and Drug Administration (the “FDA”) and comparable drug regulatory agencies outside of the United States to which they are subject (collectively, the “Healthcare Regulatory Authorities”), including applicable parts of 21 C.F.R. Parts 50, 54, 56, 58, and 312. The results of such analytical and clinical validation studies presented to Buyer represent the results of all material studies undertaken by the Company to date and are accurate and complete in all material respects and fairly present the data derived from such studies. The Company has no Knowledge of any other clinical or analytical validation studies the results of which reasonably call into question such results. The Company has operated and are currently in compliance, in each case in all material respects, with all applicable statutes, rules and regulations of the Healthcare Regulatory Authorities. The Company has not received any notices, correspondence or other written or, to the Knowledge of the Company, oral communication from the Healthcare Regulatory Authorities or any other Governmental Authority requiring or threatening the premature termination or suspension of any clinical or analytical validation studies of the Company or the results thereof and, to the Company’s Knowledge, there are no reasonable grounds for the same.

(b) The Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted, including any such Permits required (i) under the Medicare and Medicaid programs, (ii) under the Clinical Laboratories Improvement Act of 1967, as amended (“CLIA”) and (iii) as otherwise necessary to conduct the business now operated by it, issued by United States Centers for Medicare and Medicaid Services (“CMS”), the FDA and each other appropriate federal, state, local or foreign Governmental Authorities. All material Permits of the Company are listed on Schedule 6.19(b) and are valid and in full force and effect, and the Company is in compliance in all material respects with the terms and conditions of all of its Permits. No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than expiration or termination in accordance with the terms thereof. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non- compliance regarding any such Permit.

(c) All of the laboratories of the Company are eligible for accreditation by the College of American Pathologists and all other similar accreditation associations and are so accredited, and all of the laboratories of the Company are in compliance, in all material respects, with the standards required by CLIA. Since January 1, 2016, the Company has not had any clinical laboratory test that it performs (“Test”) or laboratory site (whether Company-owned, or Company subsidiary-owned subject to a Governmental Authority (including the FDA) shutdown, and to the Company’s Knowledge, neither the FDA nor any other Governmental Authority is considering such action.

(d) (i) There have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company’s Tests (collectively, “Safety Notices”) since January 1, 2016, (ii) such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s Knowledge, there are no material complaints with respect to the Company’s Tests that are currently unresolved. To the Company’s Knowledge, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to the Company’s Test candidates, (y) a material change in labeling of any the Company’s Tests, or (z) a termination or suspension of marketing or performing of any of the Company’s Tests.

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(e) The Company has operated and currently is in compliance with all applicable health care Laws, including, (i) the Federal, Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) all applicable federal, state, local and all applicable foreign healthcare related fraud and abuse Laws, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. Sections 286 and 287, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), Section 1877 of the Social Security Act (42 U.S.C. 1395nn), and the civil monetary penalties law (42 U.S.C. § 1320a-7a); (iii) HIPAA, as amended by the Health Information Technology for Economic Clinical Health Act (42 U.S.C. Section 17921 et seq.); (iv) the regulations promulgated pursuant to such Laws; and (v) any other similar local, state, federal, or foreign Laws (collectively, the “Healthcare Laws”). Neither the Company, nor to the Company’s Knowledge, any of its officers, directors, employees or agents have engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state or federal healthcare program. The Company has not received written notice or other correspondence of any Action from any Governmental Authority or third party alleging that any product, operation or activity is in violation of any Healthcare Laws, and, to the Company’s Knowledge, no such Action is threatened. The Company is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority. Additionally, neither the Company, nor to the Company’s Knowledge, any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or, to the Knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

6.20. Transactions with Related Persons. Except as set forth on Schedule 6.19, neither Parent nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any Affiliate of the Company, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental or license of real or personal property or Intellectual Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest. Except as set forth on Schedule 6.19, the Company does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the Company’s business. The Company’ assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

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6.21. Insurance. Schedule 6.21 sets forth a correct and complete list of all insurance policies (by policy holder, policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or an “occurrences” policy), amount and scope of coverage) issued in favor of the Company, or pursuant to which the Company and/or any of its directors, managers or officers are a named insured or otherwise a beneficiary. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of each Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following each Closing. The Company is not in default with respect to its obligations under any insurance policy, nor has the Company ever been denied insurance coverage for any reason. The Company does not have any self- insurance or co-insurance programs. During the prior three (3) year period, the Company has not received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of the Company’s assets, purchase of additional equipment or material modification of the Company’s methods of doing business. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage. Schedule 6.21 identifies each individual insurance claim made by the Company in excess of $25,000 since January 1, 2017. The Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

6.22. Investment Intent. At the Second Closing, Parent is acquiring its portion of the Buyer Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Parent is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Parent understands that, the Buyer Shares will not be registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

6.23. No Brokers. Neither Parent nor the Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

6.24. Disclosure; Information Supplied. No representations or warranties by the Company or Parent in this Agreement or any Ancillary Documents contains any untrue statement of material fact or omits to state, when read in conjunction with all of the information contained in this Agreement (including the Company Disclosure Schedules) and the Ancillary Documents, any fact necessary in order to make the statements herein or therein not materially misleading. None of the information supplied or to be supplied by any Parent or the Company expressly for inclusion or incorporation by reference: (i) in any Current Report on Form 8-K or any exhibits thereto or any other report, form, registration or other filing made by or on behalf of Buyer or its Affiliates with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or any Ancillary Documents; or (ii) in the mailings or other distributions to Buyer’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (i) through (ii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent not the Company makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer.

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ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the SEC Reports or in the disclosure schedule delivered by Buyer to the Company and Parent on the date hereof (as they may be amended or supplemented in accordance with the terms of this Agreement, the “Buyer Disclosure Schedule”), the Schedule numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Buyer hereby represents and warrants to the Company and Parent as follows as of the date of this Agreement and as of each Closing:

7.1. Organization and Qualification. Buyer has been duly formed or organized, is validly existing and in good standing under the Laws of the State of California and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, except where the failure to be so qualified or be so licensed would not individually or in the aggregate reasonably be expected to have a Buyer Material Adverse Effect.

7.2. Authorization; Binding Agreement. Buyer has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party as of such Closing and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Buyer has duly authorized by all necessary action on the part of Buyer the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or is required to be a party as of such Closing and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Buyer is or is required to be a party shall be when delivered, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

7.3. No Violations. Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer in connection with such Closing, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of Buyer’s Governing Documents, (b) any Law or Order to which Buyer or its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

7.4. Title to Buyer Shares. The Buyer Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights created under Buyer’s Governing Documents or under the laws of the State of California. Upon the issuance of the Buyer Shares to the Company Holders at the Second Closing, the Company Holders will own good, valid and marketable title to such Buyer Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws, Buyer’s Governing Documents or those incurred by such Company Holder). Assuming the accuracy of the representations and warranties of Parent in Section 6.22, and similar representations and warranties made by the Minority Holders in the Minority Holder Purchase Agreements, the offer, sale and issuance of the Buyer Shares are exempt from the registration requirements of the Securities Act and have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities or “blue sky” Laws.

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7.5. SEC Reports; Buyer Financials.

(a) Buyer, in the past three (3) years, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act or the Exchange Act, together with any amendments, restatements or supplements thereto. All SEC Reports and all certifications and statements required by Rules 13a-14 or 15d-14 under the Exchange Act and Section 906 of the Sarbanes-Oxley Act of 2002 in connection with any SEC Report described in clause (i) of the definition thereof (the “SEC Certifications”) are available on the SEC’s web site through EDGAR. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The SEC Certifications are each true as of their respective dates of filing. Buyer has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents. Buyer’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation, to Buyer’s auditors and Buyer’s board of directors (x) all significant deficiencies in the design or operation of internal controls that could adversely affect Buyer’s ability to record, process, summarize and report financial data and have identified for Buyer’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls. As used in this Section 7.5, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Buyer Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S- X or Regulation S-K, as applicable). No financial statements other than those of Buyer are required by GAAP to be included in the financial statements of Buyer.

7.6. Governmental Approvals. No Consent of or with any Governmental Authority is required on the part of Buyer in connection with the consummation of the transactions contemplated by this Agreement to take place in connection with such Closing or the Ancillary Documents entered into in connection with such Closing, other than (i) such filings as may be required in any jurisdiction where Buyer is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement, (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) where the failure to obtain or make such Consents would not reasonably be expected to have a Buyer Material Adverse Effect.

7.7. No Litigation. There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Government Authority outstanding, against or involving Buyer or any of its officers, managers, equity holders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

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7.8. Investment Intent. Buyer is acquiring the Subscribed Shares and the Purchased Shares at the applicable Closing for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that such Subscribed Shares and the Purchased Shares have not been registered under the Securities Act, and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

7.9. No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

7.10. No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE VII or the Ancillary Documents to be entered into by Buyer in connection with an applicable Closing, Buyer makes no express or implied representations or warranties, and hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person in connection with or with respect to any Closing.

ARTICLE VIII

COVENANTS

8.1. Access; Financial Statements.

(a) During the period from the date of this Agreement and continuing until the earlier of (x) the Second Closing or (y) the termination of this Agreement in accordance with Section 5.1 (the “Interim Period”), the Company and Parent shall give, and each shall cause its Representatives to give, Buyer and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed to Buyer in advance), reasonable access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to the Company, as Buyer or its Representatives may reasonably request regarding the Company’s business, assets, liabilities, employees and other aspects and cause each Representative of Parent and the Company to reasonably cooperate with Buyer in its investigation; provided, however, that Buyer shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

(b) During the Interim Period, within twenty (20) days following the end of each calendar month, each three-month quarterly period and each calendar year, the Company shall deliver to Buyer an unaudited income statement, statement of shareholder’s equity and statement of cash flows of the Company for the period from the Latest Balance Sheet Date (or starting with any such statements delivered for periods after December 31, 2019, the end of the immediately preceding calendar year) through the end of such calendar month, quarterly period or calendar year and the applicable comparative period in the preceding calendar year (each such financial statement, an “Interim Period Financial Statement”), in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that such Interim Period Financial Statements fairly present the financial position, results of operations and cash flows of the Company as of the date or for the periods indicated.

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8.2. Conduct of Business of the Company and Parent.

(a) Unless Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period except as expressly contemplated by this Agreement or as set forth on Schedule 8.2, the Company shall (i) conduct its business, in all material respects, in the Ordinary Course of Business, (ii) comply with all Laws applicable to the Company or its business, assets, employees or securities and (iii) preserve intact, in all material respects, it business organization, keep available the services of its managers, directors, officers, employees and consultants, maintain, in all material respects, existing relationships with all Persons with whom it does significant business, and preserve the possession, control and condition of its assets, all as consistent with past practice.

(b) Without limiting the generality of the Section 8.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 8.2 (or except as such action is in the ordinary course of business consistent with past practice in all material respects), and subject to the requirements of Section 2.6, during the Interim Period, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Company will not:

(i) amend, waive or otherwise change, in any respect, any of its Governing Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities;

(iii) split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or other securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $[**], make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person in excess of $[**];

(v) hire any employees, or increase the wages, salaries or compensation of its employees other than in the Ordinary Course of Business, and in any event not in the aggregate by more than [**] percent ([**]%) per year, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee outside of the Ordinary Course of Business, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the Ordinary Course of Business;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Owned IP or Licensed IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets of the Company;

(viii) terminate or waive or assign any material right under any Material Contract or any Lease or enter into any Contract (A) that would be a Material Contract if in existence on the date hereof or (B) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company in an amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with GAAP and approved by the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any Action other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company) not in excess of $[**] (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations;

(xiv) close or materially reduce the Company’s activities, or effect any layoff or other company-initiated personnel reduction or change, at any of the Company’s facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity or assets, or any other form of business combination, any other entity or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $[**] (individually for any project (or set of related projects) or $[**] in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $[**] (individually or in the aggregate) other than pursuant to the terms of a Material Contract or Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of the Company’s securities;

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(xxi) take any action that would reasonably be expected to delay or impair the obtaining of any Consents of any Governmental Authority or other third Person to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with a Related Person; or

(xxiii) authorize or agree to do any of the foregoing actions.

(c) During the Interim Period, unless Buyer shall otherwise consent in writing in its sole discretion, except as expressly contemplated by this Agreement, Parent shall not directly or indirectly sell, assign, convey, dispose of or otherwise transfer any equity interests of the Company that it owns or any interests therein (including through any hedging or derivative securities or contracts), or otherwise subject such equity interests to any Lien (other than those imposed by applicable securities Laws or the Company’s Governing Documents). Any purported sale, assignment, transfer, pledge, hypothecation or other Lien in violation of this Section 8.2(c) shall be null and void ab initio and of no force or effect.

8.3. No Solicitation. During the Interim Period, in order to induce Buyer to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, neither the Company nor Parent shall, directly or indirectly, or permit their respective Representatives to, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Company to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which the Company is a party. Without limiting the foregoing, each of the Company and Parent shall be responsible for the actions of its Representatives that would constitute a violation of the restrictions set forth in this Section 8.3 if done by the Company or Parent. The Company and Parent shall each promptly inform its Representatives of the obligations undertaken in this Section 8.3. The Company and Parent shall each notify Buyer as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by the Company or Parent or any of their respective Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal or (ii) any request for non-public information relating to the Company specifying in the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information. The Company and Parent shall keep Buyer promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, the Company and Parent shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal.

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8.4. Notification; Supplemental Disclosures.

(a) Each of the Parties shall give prompt notice to the other Parties if any of the following occurs during the Interim Period: (i) there has been a material failure on the part of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or any non-compliance with any Law; (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to any of the Closings not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of the Company, Parent or Buyer, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of each the Company, Parent or Buyer, as applicable, or any of their Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to any Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) With respect to a disclosure made pursuant to Section 8.4(a), the Company and Parent, on the one hand, or Buyer, on the other hand may by notice in accordance with the terms of this Agreement, supplement or amend such Party’s Disclosure Schedules in respect of any event, circumstance or matter so disclosed (i) that occurred (or, with respect to any existing circumstance, worsened) during the Interim Period, (ii) as to which to the applicable Party, did not have Knowledge as of the date of this Agreement and (iii) that did not arise as a result of the breach of a covenant of such Party contained in this Agreement (any disclosure meeting such requirement, a “Supplemental Disclosure”). No such Special Supplemental Disclosure shall be deemed to cure any breach for any purpose of this Agreement, including ARTICLE IX.

8.5. Efforts

(a) Subject to the terms and conditions of this Agreement, and subject to the sole discretion of Buyer to exercise the Second Closing Purchase Option hereunder, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. Buyer, on the one hand, and the Company and Parent, on the other hand, shall, in connection with the efforts referenced in this Section 8.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Law, use its or his commercially reasonable efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party from, or given by such Party to, Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby; (iii) permit the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/ or responding to requests or objections made by any Governmental Authority. The Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities, requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. The Parties shall use their commercially reasonable efforts to obtain any Consents of third parties with respect to any Contracts to which they are a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any contract as a result of the execution, performance or consummation of the transactions contemplated hereby.

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(b) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any other agreement contemplated hereby, the Parties shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect or Buyer Material Adverse Effect, or (ii) such Party having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or business be held separate).

8.6. Public Announcements; No Insider Trading.

(a) Each Party will, and will cause its Representatives to, keep the terms and conditions of this Agreement and the Ancillary Documents in strict confidence, and will not disclose this Agreement or the Ancillary Documents, the terms and conditions hereof or thereof or the transactions contemplated hereby or thereby, or make or issue any public release or announcement concerning the foregoing, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such disclosure, release or announcement may be required by applicable Law or the rules or regulations of the SEC or any applicable securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on any such disclosure, and arrange for any required filing with respect to, such disclosure, release or announcement in advance of such issuance, and (ii) each Party may disclose the foregoing to its Representatives that reasonably need to know such information in connection with assisting such Party with enforcing its rights and carrying out its obligations under this Agreement and the Ancillary Documents, are advised of the confidential nature of such information and are subject to an obligation of confidentiality with respect to such information.

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(b) Each of the Company and Parent acknowledge and agree that it is aware, and that its Affiliates are aware (and each of its Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and Parent hereby agree that, while it is in possession of such material nonpublic information regarding Buyer, it shall not purchase or sell any securities of Buyer (other than acquire the Buyer Shares in accordance with the terms of this Agreement), communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.7. Parent Release. Effective as of the Second Closing, Parent hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which Parent then has, has ever had or may thereafter have against the Company arising on or prior to the Second Closing Date or on account of or arising out of any matter occurring on or prior to the Second Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Second Closing Date. From and after the Second Closing, Parent hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims Parent may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

8.8. Action Support. Following the Initial Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Initial Closing Date involving the Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending Party is entitled to indemnification therefor under ARTICLE IX, in which case, the costs and expense will be borne by the parties as set forth in ARTICLE IX).

8.9. Further Assurances. Subject to the exercise of the Second Closing Purchase Option with respect ot the Second Closing, each Party shall further cooperate with the other Parties and use such Party’s respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/ or any Governmental Authority.

8.10. Market Standoff Agreement. During the Interim Period, the Parent and the Company shall not, and each shall cause its officers, directors, equityholders and Affiliates not to, directly or indirectly, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Buyer without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned).

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8.11. Company Board of Directors. The Parties shall take all necessary action, including causing the directors of the Company to resign, and voting their equity interests of the Company accordingly, so that at all times from the Initial Closing through the Second Closing, the Company’s board of directors shall consist of three (3) directors, and effective as of: (a) the Initial Closing, at least one director shall be an individual designated by Buyer at or prior to the Initial Closing; and (b) the Second Closing, all of the directors shall be individuals designated by Buyer at or prior to the Second Closing.

ARTICLE IX

INDEMNIFICATION

9.1. Survival. All representations and warranties of the Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive each Closing through and until [**]; provided, however, that (i) the representations and warranties contained in Sections 6.13 (Intellectual Property), 6.14 (Tax Matters), 6.16 (Environmental Matters), 6.18 (Employee Benefits Plans) and 6.19 (Healthcare Matters) shall survive until [**] and (ii) the representations and warranties contained in Sections 6.1 (Organization and Qualification), 6.2 (Authorization; Binding Agreement), 6.3 (Title to Shares), 6.4 (Capitalization; Subsidiaries), 6.23 (No Brokers), 7.1 (Organization and Qualification), 7.2 (Authorization; Binding Agreement) and 7.9 (No Brokers) will survive indefinitely (such representations and warranties in clauses (i) and (ii), collectively, the “Special Reps”). For purposes of this Agreement, the “Survival Date” with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 9.1. If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive each Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 9.2 other than clauses (a) or (b) thereof may be made at any time.

9.2. Indemnification by Parent and the Company. Subject to the terms and conditions of this ARTICLE IX, from and after the Initial Closing, Parent and the Company shall jointly and severally indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Parent or the Company in this Agreement (as modified by the Company Disclosure Schedule) or any certificate issued by or on behalf of such Party in connection herewith; (b) any non-fulfillment or breach of any covenant, obligation or agreement made by or on behalf of the Company or Parent contained in this Agreement or any certificate issued by or on behalf of such Party in connection herewith; (c) any Taxes imposed in connection with the issuance of the Subscribed Shares or the transfer of the Purchased Shares, whether such Taxes are assessed initially against Buyer, Parent, the Company or any of their respective Affiliates; (d) any Action by Person(s) who were holders of equity securities of the Company, including Company Options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of any Company, prior to the Second Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities or (e) any portion of the Initial Closing Transaction Expenses and Liabilities Amount not paid at the Initial Closing or the Second Closing Transaction Expenses not paid at the Second Closing. Notwithstanding the foregoing, from and after the Second Closing, only the Parent (and not the Company) shall provide any indemnification under this Section 9.2.

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9.3. Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE IX, Buyer shall indemnify, defend and hold harmless Parent, the Company and their respective Representatives and any assignee or successor thereof (collectively, the “Parent Indemnified Parties”) from and against, and pay or reimburse the Parent Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Parent Indemnified Party arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement as modified by the Buyer Disclosure Schedule) or any certificate issued by or on behalf of Buyer in connection herewith; or (b) any non-fulfillment or breach of any covenant, obligation or agreement made by or on behalf of Buyer contained in this Agreement or any certificate issued by or on behalf of Buyer in connection herewith. Notwithstanding the foregoing, from and after the Second Closing, the Company shall not be entitled to receive any indemnification payments under this Section 9.3.

9.4. Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 9.2 or Section 9.3, as the case may be: (x) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (y) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 9.2 or by the Parent Indemnified Parties in the aggregate under clause (a) of Section 9.3, as applicable, exceed an amount equal to [**] (the “Indemnification Cap”); provided, that with respect to any claims for breaches of any Special Reps that have had a Material Adverse Effect, the Indemnification Cap shall be equal to [**]; and (z) unless and until the Losses of the Buyer Indemnified Parties, collectively, or the Parent Indemnified Parties, collectively, as applicable, exceed an aggregate amount equal to [**] (the “Basket”), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) (including the first dollar of Losses of the Buyer Indemnified Parties or the Parent Indemnified Parties, as applicable, required to reach the Basket); provided, however, that the Basket and the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (ii) Fraud Claims. The Basket and the Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 9.2 or Section 9.3, and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 9.2 or Section 9.3.

9.5. General Indemnification Provisions. Solely for purposes of determining the amount of any Loss under this ARTICLE IX (but not for determining whether there has been any breach of this Agreement for which an Indemnitee is entitled to indemnification under this Agreement), any representation or warranty given or made by a party that is qualified in scope as to materiality or Material Adverse Effect shall be deemed to be made or given without such qualification. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation by Buyer or its Representatives, on the one hand, or the Company or Parent or their respective Representatives, on the other hand, or knowledge by Buyer or its Representatives, on the one hand, or the Company or Parent or their respective Representatives, on the other hand, of a breach of a representation or warranty of the other parties shall affect such other parties’ representations and warranties or the recourse available to such first party or any other Indemnitee of such first party under any provision of this Agreement with respect thereto. Parent will not have any right to seek contribution from the Company or Buyer with respect to all or any part of Parent’s indemnification obligations under this ARTICLE IX. Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the applicable purchase price for all Tax purposes, and no party may take any position inconsistent with such characterization. Any indemnification payments to or by the Company under this ARTICLE IX will take into account the ownership interests of Buyer in the Company at such time, and the amount of indemnifiable Losses payable to or by Buyer hereunder will be adjusted for the indirect benefit received or cost incurred by Buyer through its ownership interests in the Company.

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9.6. Timing of Payment; Right to Set-Off. Any indemnification obligation of an Indemnitor under this ARTICLE IX will be paid within [**] after the determination of such obligation in accordance with Section 9.7. The provisions of this Section 9.6 notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is entitled to indemnification hereunder, if Parent and the Company fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due Parent or the Company pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim, or the amount of the Second Closing Option Price payable at the Second Closing.

9.7. Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.2 or Section 9.3, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions. Notwithstanding anything to the contrary contained herein, after the Second Closing, any indemnification claims made by or against the Company under this ARTICLE IX will be controlled by Parent on behalf of the Company.

(b) In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than [**] after the Indemnitee’s receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder. The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within [**] after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) there is a material conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (iii) the applicable third party alleges Fraud Claims; or (iv) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within [**] (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 9.7(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

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(c) Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee. The Indemnitor will have a period of [**] after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee. If the Indemnitor does not respond within such [**], the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such notice and will have no further right to contest the validity of such notice. If the Indemnitor responds within such [**] after the receipt of the notice and rejects such claim in whole or in part, the parties will be free to pursue such remedies as may be available to them under this Agreement, any other Ancillary Documents or applicable Law.

ARTICLE X

MISCELLANEOUS

10.1. Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, each party will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees. Notwithstanding the foregoing or anything else to the contrary contained herein, Parent will be responsible for and shall pay (whether directly, or indirectly by offset as set forth in this Agreement) all Transaction Expenses of the Company and any other Indebtedness (including Indebtedness owed to Parent) or Liabilities of the Company as of the Initial Closing (other than Permitted Pre-Closing Clinical Trial Expenses (as defined in the Development Agreement)).

10.2. Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 10.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

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If to Parent or, at or prior to the Second Closing, the Company, to: Razor Genomics Inc. 150 N. Hill Drive, Suite 14 Brisbane, CA 94005 Attn: Michael Mann, CEO Telephone No: [**] Email: [**]	with a copy (which will not constitute notice) to: Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Attn: Benjamin A. Potter, Esq. Facsimile No.: [**] Telephone No: [**] Email: [**]

If to Buyer or, after the Second Closing, the Company, to: OncoCyte Corporation 1010 Atlantic Avenue, Suite 102 Alameda, California 94501	with a copy (which will not constitute notice) to: Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105
Attn: Albert P. Parker, COO Telephone No: [**]	Attn:	Matthew A. Gray, Esq.; Robert Charron, Esq.
Email: [**]	Facsimile No.: [**] Telephone No.: [**] Email: [**] [**]

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.3. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.4. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 10.4 will be null and void ab initio; provided, however, that upon or after the Second Closing, each of Buyer and the Company may assign its rights and obligations hereunder: (i) to any Affiliate of Buyer or the Company, as applicable (provided, that such party shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder; or (iii) as security to any Person providing debt financing to Buyer or its Affiliates for any of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party.

10.5. No Third-Party Beneficiaries. Except for the indemnification rights of the Buyer Indemnified Parties and the Parent Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

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10.6. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each party. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by any other party of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

10.7. Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

10.8. Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

10.9. Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.9) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.9. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.

43

10.10. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 10.9, for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 10.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

10.11. Interpretation. The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “dollars” or “$” shall mean U.S. Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) all references in this Agreement to the words “Section,” “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Schedules, Annexes and Exhibits to this Agreement. To the extent that any Contract, document, certificate or instrument is represented or warranted to by Parent or the Company to be given, delivered, provided or made available by Parent or the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and its Representatives shall have been given access to the electronic folders containing such information through the applicable Closing.

44

10.12. Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits, Annexes and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

10.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

45

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

ONCOCYTE CORPORATION

By:	/s/ Ron A. Andrews
Name:	Ron A. Andrews
Title:	President and Chief Executive Officer

Parent:

ENCORE CLINICAL, INC.

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Chief Executive Officer

The Company:

RAZOR GENOMICS INC.

By:	/s/ Michael Mann
Name:	Michael Mann
Title:	Chief Executive Officer

{Signature Page to Subscription and Stock Purchase Agreement}

Annex I

Minority Holders

Minority Holder	Shares of Common Stock	Company Options	Fully Diluted Shares	Fully-Diluted Ownership Percentage*
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
TOTAL	1,054,545	100,000	1,154,545	24.8%

* Prior to giving effect to the Redemption or the Subscription

I-1

Annex II

Definitions

1. Certain Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Acquisition Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company and any third Person, or the acquisition or purchase of [**] or more of the Company’s assets or business.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Exchange Act.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement, including the Minority Holder Purchase Agreements, the Secured Note, the Amended Certificate, the Amended Bylaws, the License Agreement, the Development Agreement and the Non-Competition Agreement.

“Benefit Plan” means any deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, in any case, existing as of the applicable Closing or at any time prior thereto, established, or to which contributions have been made at any time, by the Company, or any predecessor thereof, or under which any employee, former employee, director, agent or independent contractor of the Company, any Parent or any Affiliate thereof or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in the State of California.

“Buyer Common Stock” means the common stock, no par value, of the Company, along with any equity securities paid as dividends or distributions with respect to such shares after the Initial Closing or into which such shares are exchanged or converted after the Initial Closing.

II-1

“Buyer Common Stock Price” means, as of any applicable date of determination, the price per share equal to the average of the reported closing prices of the Buyer Common Stock on the principal securities exchange or securities market on which Buyer Common Stock is then traded for the five (5) trading days ending on the trading day immediately prior to the date of determination, as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like during such period.

“Buyer Material Adverse Effect” means, with respect to Buyer, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, does or would reasonably be expected to materially impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Documents to which it is or is required to be party or to consummate the transactions contemplated hereby or thereby; provided, however, that a Buyer Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities) or other principal jurisdictions where Buyer operates, (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) the industries in which Buyer primarily operates and not specifically relating to Buyer or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), Buyer is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as Buyer).

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contract” means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

“Copyrights” means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Data Site” means the on-line data site maintained by or on behalf of the Company to provide information for Buyer in contemplation of this Agreement and the transactions contemplated hereby.

“Disclosure Schedules” means either the Company Disclosure Schedules or the Buyer Disclosure Schedules.

“Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

II-2

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person. With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

“Environmental Permits” means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governing Documents” means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body. The term “Governmental Authority” includes any Person acting on behalf of a Governmental Authority.

“Hazardous Material” means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99- 499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

II-3

“Indebtedness” means, with respect to any Person, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of such Person, including indebtedness under any bank credit agreement and any other related agreements and all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of such Person issued or assumed for deferred purchase price payments, (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) all obligations of such Person secured by a Lien (other than a Permitted Lien) on any asset of such Person, whether or not such obligation is assumed by such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

“IRS” means the U.S. Internal Revenue Service or any successor entity.

“Knowledge” means: (i) with respect to the Company, the actual knowledge of a particular matter by any executive officer or director (or Person serving in a similar capacity) of the Company or Parent, after reasonable inquiry; (ii) with respect to Parent, the actual knowledge of a particular matter by any executive officer or director (or Person serving in a similar capacity) of Parent, after reasonable inquiry; and (iii) with respect to Buyer, the actual knowledge of a particular matter by any of the directors or executive officers of Buyer, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

II-4

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Company, or materially diminish the value of the Subscribed Shares or the Purchased Shares, or (b) does or would reasonably be expected to materially impair or delay the ability of the Company or Parent to perform their respective obligations under this Agreement or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby; provided, however, that with respect to the Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities) or other principal jurisdictions where the Company operate, (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to the Company, the industries in which the Company primarily operates and not specifically relating to the Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company).

“Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; and (b) such action is not required to be authorized by the equity holders of such Person or the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature. Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Company.

“Patents” means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permit” means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

“Permitted Liens” means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

“Person” shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Company’s business.

II-5

“Razor Assay” means the Company’s Lung Cancer Prognostic Assay.

“Representative” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants) of such Person and its Affiliates.

“SEC” means the United States Securities and Exchange Commission (or any successor Governmental Authority).

“SEC Reports” means, collectively, whether or not available through the SEC’s EDGAR system, (i) Buyer’s Annual Reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) Buyer’s Quarterly Reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer referred to in clause (i) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

II-6

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Trademarks” means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know- how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Transaction Expenses” means, with respect to each Closing, the aggregate of all fees and expenses of the Company incurred, paid or payable as of the applicable Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after such Closing pursuant to any agreement to which the Company is a party prior to such Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any Taxes imposed in connection with the issuance of the Subscribed Shares or the transfer of the Redeemed Shares or any of the Purchased Shares that are imposed on Buyer or the Company.

2. Other Defined Terms. The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA Procedures	10.9	Closing Date	4.1
Agreement	Preamble	CMS	6.19(b)
Amended Bylaws	2.2(k)(i)	Common Stock	Recitals
Amended Certificate	2.2(k)(i)	Company	Preamble
Basket	9.4	Company Disclosure Schedule	ARTICLE VI
Buyer	Preamble	Company Financials	6.7(a)
	ARTICLE	Company Holders	Recitals
Buyer Disclosure Schedule	VII	Company Option	Recitals
Buyer Financials	7.5(b)	Development Agreement	2.2(k)(v)
Buyer Indemnified Parties	9.2	Dispute	10.9
Buyer Shares	3.4(b)	FDA	6.19(a)
CLIA	6.19(b)	Healthcare Laws	6.19(e)
Clinical Trial	2.6	Healthcare Regulatory Authorities	6.19(a)
Closing	4.1	HIPAA	6.19(e)

II-7

Term	Section	Term	Section
Indemnification Cap	9.4	Principal	2.2(k)(vi)
Indemnitee	9.7(a)	Purchased Shares	3.1
Indemnitor	9.7(a)	Redeemed Shares	Recitals
Initial Closing	2.1	Redemption	Recitals
Initial Date	2.1	Redemption Price	1.2
Initial Closing Transaction Expenses		Related Person	6.20
and Liabilities Amount	1.2	Resolution Period	10.9
Interim Period Financial Statement	8.1(b)	Safety Notices	6.19(d)
Latest Balance Sheet	6.7(a)	SEC Certifications	7.5(a)
Leased Premises	6.15(b)	Second Closing	4.1
Leases	6.15(b)	Second Closing Date	4.1
License Agreement	2.2(k)(iv)	Second Closing Milestone .	3.1
Licensed IP	6.13(b)	Second Closing Option Price.	3.3
Loss	9.2	Second Closing Outside Date	4.5(b)
Material Contract	6.12(a)	Second Closing Purchase Option	3.1
Minority Holder Purchase Agreement	Recitals	Second Closing Transaction Expenses
Minority Holders	Recitals	Amount	3.3
Non-Competition Agreement	2.2(k)(vi)	Secured Note	Recitals
Outside Date	5.1(d)	Special Reps	9.1
Owned IP	6.13(a)	Subscribed Shares	Recitals
Parent	Preamble	Subscription	Recitals
Parent Indemnified Parties	9.3	Subscription Price.	1.1
Party(ies)		Supplemental Disclosure	8.4(b)
Pre	Preamble	Survival Date	9.1
Personal Property Leases	6.15(c)	Test	6.19(c)
Preferred Stock	Recitals

II-8

LIST OF COMPANY DISCLOSURE SCHEDULES

Section 6.1	Directors and Officers
Section 6.4(a)	Capitalization
Section 6.4(b)	Company Options
Section 6.6	No Violations
Section 6.7 (c)	Liabilities
Section 6.8	Absence of Certain Changes
Section 6.11	Litigation
Section 6.12(a)	Contracts
Section 6.13(a)	Owned Intellectual Property
Section 6.13(b)	Licensed Intellectual Property
Section 6.13(d)	Third Party Licenses
Section 6.13(e)	Creators of Intellectual Property
Section 6.14	Taxes
Section 6.15(b)	Leased Real Property
Section 6.15(c)	Personal Property
Section 6.17(a)	Employees
Section 6.17(b)	Independent Contractors
Section 6.17(c)	Employee Matters; No Violations
Section 6.18	Employee Benefit Plans
Section 6.19(b)	Material Permits
Section 6.20	Transactions with Related Parties
Section 6.21	Insurance

EXHIBIT A

Form of Minority Holder Purchase Agreement

Exhibits

Subscription and Stock Purchase Agreement

Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

Final Form

MINORITY HOLDER STOCK PURCHASE AGREEMENT

THIS MINORITY HOLDER STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September [•], 2019, by and between (i) OncoCyte Corporation, a California corporation (“Buyer”), and (ii) the individual named as the Minority Holder on the signature page hereto (the “Minority Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the SSPA (as defined below).

WHEREAS, the Minority Holder owns shares of common stock, par value $0.0001 per share (“Common Stock”), of Razor Genomics Inc., a Delaware corporation (the “Company”), and/or owns options to purchase shares of Common Stock (“Company Options”), as set forth on Exhibit A hereto;

WHEREAS, on September 4, 2019, Buyer, the Company and Encore Clinical, Inc., a Delaware corporation (“Parent”), entered into to that certain Subscription and Stock Purchase Agreement (the “SSPA”), a copy of which has been provided to the Minority Holder, pursuant to which (i) the Company agreed to purchase and redeem from Parent, and Parent agreed to sell and transfer to the Company, at the initial closing thereunder (the “Initial Closing”) 664,935 shares of the Common Stock (the “Redemption Shares”), constituting approximately 14.29% of the issued and outstanding equity securities of the Company on a fully-diluted basis prior to giving effect to the Redemption or the Subscription, at an aggregate redemption price of $5,000,000 (the “Redemption”), (ii) the Company agreed to issue and sell to Buyer, and Buyer agreed to subscribe and purchase from the Company, at the Initial Closing 1,329,870 shares (the “Subscribed Shares”) of newly created Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), which will constitute twenty-five percent (25%) of the issued and outstanding equity interests on a fully-diluted basis of the Company after giving effect to the Redemption, at an aggregate purchase price of $10,000,000 (the “Subscription”), and (iii) after the Initial Closing, at such times and subject to such conditions as set forth in the SSPA, including the exercise of Buyer’s purchase option thereunder, Parent agreed to sell and transfer to Buyer, and Buyer agreed to purchase and acquire from Parent, the remaining shares of Common Stock owned by Parent (the consummation of such transaction, the “Second Closing”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Minority Holder desires (i) to acknowledge and consent to the transactions contemplated by the SSPA and the Ancillary Documents and waive certain claims in connection therewith, (ii) if such Minority Holder holds any Company Options, to exercise its Company Options upon the consummation of the transactions contemplated by this Agreement, and (iii) to sell and transfer to Buyer, and Buyer desires to purchase and acquire from the Minority Holder, the equity interests of the Company owned by the Minority Holder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

ACKNOWLEDGEMENT, CONSENT AND WAIVER

1.1 Acknowledgement. The Minority Holder hereby acknowledges that it has received a copy of the SSPA and has had the opportunity to ask and receive answers from the Company and Buyer to any questions concerning this Agreement and the transactions contemplated hereby and the SSPA and the Ancillary Documents and the transactions contemplated thereby. The Minority Holder hereby acknowledges that Parent, which owns a majority of the issued and outstanding shares of the Company, and which is owned by two of the officers and directors of the Company, will be treated differently from other shareholders of the Company under the SSPA and the Ancillary Documents, including (i) having a portion of Parent’s shares redeemed in the Redemption at the Initial Closing at a price per share higher than that to be paid at the Minority Holder Closing to the Minority Holder for the Minority Holder Shares (as defined below) hereunder, (ii) Parent receiving compensation from Buyer, initially in the amount of $500,000 per year, pursuant to a consulting agreement to be entered into by Buyer and Parent in connection with the Development Agreement and the License Agreement, (iii) Parent receiving a milestone cash payment of $1,000,000 at the Initial Closing and having the ability to receive additional milestone payments of $4,000,000 in cash after the Initial Closing pursuant to the Development Agreement, (iv) Parent being entitled under the Development Agreement to receive a portion of any funding provided by a third party pharmaceutical company to the Company or Buyer for the Clinical Trial, and (v) Parent continuing to receive certain payments for services provided in support of the Company’s CLIA laboratory under the Laboratory Agreement between the Company and Parent, which payment obligations for periods after the Initial Closing (other than certain existing obligations) will be made by Buyer, none of which rights under clauses (i) through (v) above will be available to the Minority Holders.

1.2 Consent and Waiver. The Minority Holder hereby consents to the terms and conditions of, and the transactions contemplated by, the SSPA and the Ancillary Documents for all purposes, and irrevocably waives and releases any potential rights, claims or Actions (whether under this Agreement, the Company’s Governing Documents, applicable Law or otherwise) with respect thereto, including (i) any rights (whether under the Company’s Governing Documents, applicable Law or otherwise) to equal pro rata treatment based on its ownership of Company Common Stock (or Company Options exercisable for Company Common Stock), and (ii) any rights, claims or Actions in connection with the disparate treatment among the Company’s shareholders and the additional or different compensation or payments or rights that may be available to Parent or its equity holders or the officers or directors of the Company in connection therewith.

ARTICLE II.

PURCHASE AND SALE

2.1 Optionholder. If the Second Closing Purchase Option is exercised by Buyer in accordance with the terms of the SSPA, Buyer will provide written notice thereof to the Minority Holder, and, if the Minority Holder owns any Company Options, the Minority Holder agrees to, in accordance with the plan documents for the Company Option and/or its agreement with the Company with respect to such Company Option, prior to the Minority Holder Closing: (a) for any Company Option that has vested and is in-the-money, exercise the Company Option and sell to Buyer at the Minority Holder Closing pursuant to the terms of Section 2.2 the shares of Common Stock to be issued to the Minority Holder upon the exercise thereof as part of the Minority Holder Shares; and (b) for any Company Option that has not vested or is out-of-the-money, cancel and retire such Company Option at the Minority Holder Closing.

2.2 Minority Purchase. If the Second Closing Purchase Option is exercised by Buyer in accordance with the terms of the SSPA, Buyer will provide written notice thereof to the Minority Holder, and subject to the terms and conditions set forth in this Agreement, at the Minority Holder Closing the Minority Holder will sell, transfer, assign, convey and deliver to Buyer, free and clear of any and all Liens, and Buyer will purchase and accept from the Minority Holder, all of the issued and outstanding equity interest of the Company owned by the Minority Holder (including after giving effect to Section 2.1) (the “Minority Holder Shares”), for an aggregate purchase price equal to (the “Purchase Price”) (a) Fifteen Million U.S. Dollars ($15,000,000) multiplied by (b) a fraction, expressed as a percentage, equal to (i) the number of Minority Holder Shares, divided by (ii) the total number of Purchased Shares under the SSPA (such fraction, the Minority Holder’s “Pro Rata Share”). The Minority Holder hereby acknowledges and agrees that Buyer has no obligation under this Agreement to exercise the Second Closing Purchase Option or to consummate the Second Closing under the SSPA.

2.3 Payment of Purchase Price. If the Second Closing Purchase Option is exercised by Buyer, at the Minority Holder Closing, Buyer shall pay to the Minority Holder the Purchase Price as follows:

(a) amount in cash equal to the product of (i) Ten Million U.S. Dollars ($10,000,000), multiplied by (ii) the Minority Holder’s Pro Rata Share (the “Cash Payment”), by wire transfer in immediately available funds to the bank account that is designated by the Minority Holder on Exhibit B (or such other bank account as the Minority Holder may designate in writing after the date of this Agreement); and

(b) a number of shares of Buyer Common Stock equal in value to the product of (i) Five Million U.S. Dollars ($5,000,000), multiplied by (ii) the Minority Holder’s Pro Rata Share, with each such share of Buyer Common Stock valued at the Buyer Common Stock Price as of the Second Closing Date (such shares of Buyer Common Stock, the “Minority Holder Buyer Shares”); provided, that (i) if Buyer would be required by Section 2.3(b) (and the applicable provisions of the SSPA and the other Minority Holder Purchase Agreements, together with any shares of Buyer Common Stock issuable to Company Holders under or in connection with the Development Agreement) to issue to the Company Holders more than 19.99% of the issued and outstanding shares of Buyer Common Stock or the outstanding voting power of Buyer, in either case as of the date of the SSPA prior to giving effect to such issuance, or if such issuance would otherwise require the approval of Buyer’s stockholders pursuant to the rules and regulations of the NYSE American or other applicable law, regulation or rule, then Buyer, at its sole election, may deliver additional cash in lieu of shares of Buyer Common Stock to the extent that such cash delivery avoids such Buyer Common Stock issuance exceeding such 19.99% threshold or otherwise requiring Buyer shareholder approval; and (ii) no fractional shares of Buyer Common Stock will be issued by Buyer and any fractional numbers will be rounded down to the nearest whole share and any fractional amount will instead be added to the amount of cash paid pursuant to subsection (a).

2.4 Rights to Certain Payments under the Development Agreement and the License Agreement. The parties hereby acknowledge that the Minority Holder will be entitled to receive a pro rata portion (based on (i) prior to the Second Closing, the shares of the Company owned by the Minority Holder at such time as percentage of the Company’s outstanding equity on a fully-diluted basis and (ii) at or after the Second Closing, the Minority Holder’s Pro Rata Share) of (a) the quarterly royalty payments based on Net Cash Revenues (as defined in the License Agreement) under Section 4(e) of the License Agreement and (b) the milestone payment of additional shares of Buyer Common Stock based on completion of enrollment in the Clinical Trial for the full number of patients thereunder under Section 6.4 of the Development Agreement. Notwithstanding the foregoing, the Minority Holder hereby acknowledges that it is not a party under the Development Agreement or the License Agreement and will not have rights as a party thereunder, including any rights to dispute the amount of the Net Cash Revenues or the aggregate royalty payments under the License Agreement or whether the milestone in Section 6.4 of the Development Agreement has been achieved or the amount of the applicable Buyer Common Stock Price, that any such determinations will be made by the parties thereto, including Parent, and the Minority Holder will receive the applicable payments based on the amounts as determined by Parent and if and at such time as when such payments are made to Parent.

ARTICLE III.

MINORITY HOLDER CLOSING; CLOSING CONDITIONS

3.1 Minority Holder Closing. If the Second Closing Purchase Option is exercised by Buyer, subject to the satisfaction or waiver of the conditions set forth in Sections 3.2 and 3.2 below, the closing of the purchase and sale of the Minority Holder Shares (the “Minority Holder Closing”) shall take place simultaneously with the consummation of the Second Closing under the SSPA at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, or at such other place as the parties may mutually agree. The Minority Holder Closing may take place by conference call, telecopy and email with exchange of original signatures by overnight mail. The Minority Holder Closing shall be deemed effective for all purposes simultaneously with the Second Closing. The date on which the Minority Holder Closing occurs will be referred to as the “Minority Holder Closing Date”

3.2 Buyer Conditions to Minority Holder Closing. The obligations of Buyer to consummate the Minority Holder Closing is subject to the satisfaction or written waiver by Buyer where permissible of the following conditions:

(a) the Second Closing (as defined in the SSPA) shall have occurred simultaneously with the Minority Holder Closing;

(b) all of the representations and warranties of the Minority Holder set forth in this Agreement and in any certificate delivered by or on behalf of the Minority Holder pursuant hereto will be true and correct in all material respects on and as of the Minority Holder Closing Date as if made on the Minority Holder Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date);

(c) the Minority Holder has performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Minority Holder Closing Date; and

(d) the Minority Holder shall have delivered or caused to be delivered to Buyer:

(i) a certificates or certificates representing the Minority Holder Shares, duly endorsed or accompanied by powers duly executed and in a form acceptable to Buyer necessary to transfer the Minority Holder Shares to Buyer on the books and records of the Company;

(ii) a completed and duly executed IRS Form W-9 or W-8BEN, as applicable;

(iii) a certificate, dated as of the Minority Holder Closing Date, signed by the Minority Holder, certifying that each of the conditions specified in Sections 3.2(b) and 3.2(c) has been satisfied; and

(iv) such other documents and instruments as may be required to be delivered by the Minority Holder to Buyer at or prior to the Minority Holder Closing by any other provision of this Agreement or as may reasonably be required to transfer the Minority Holder Shares to Buyer or to consummate the Minority Holder Closing (or the Second Closing) or any of the transactions contemplated by the Ancillary Documents to be executed and delivered in connection with the Minority Holder Closing.

3.3 Minority Holder Conditions to Minority Holder Closing. The obligations of the Minority Holder to consummate the Minority Holder Closing is subject to the satisfaction or written waiver by the Minority Holder where permissible of the following conditions:

(a) the Second Closing (as defined in the SSPA) shall have occurred simultaneously with the Minority Holder Closing;

(b) all of the representations and warranties of Buyer set forth in this Agreement and in any certificate delivered by or on behalf of Buyer pursuant hereto will be true and correct in all material respects on and as of the Minority Holder Closing Date as if made on the Minority Holder Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date);

(c) Buyer has performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Minority Holder Closing Date; and

(d) Buyer shall have delivered or caused to be delivered to the Minority Holder:

(i) the Cash Payment;

(ii) evidence that the Minority Holder Buyer Shares have been issued to the Minority Holder;

(iii) a certificate, dated as of the Minority Holder Closing Date, signed by an executive officer of Buyer, certifying that each of the conditions specified in Sections 3.3(b) and 3.3(c) has been satisfied; and

(iv) such other documents and instruments as may be required to be delivered by Buyer to the Minority Holder at or prior to the Minority Holder Closing by any other provision of this Agreement.

ARTICLE IV.

TERMINATION; CANCELLATION

4.1 Termination.

(a) In the event that the SSPA is validly terminated in accordance with the terms thereof prior to the Initial Closing for any reason, this Agreement shall automatically terminate and be of no further force or effect.

(b) In addition, this Agreement may be terminated, and the transactions contemplated may be abandoned, at any time prior to the Initial Closing by Buyer by providing written notice thereof to the Minority Holder if (i) there has been a breach by the Minority Holder of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Minority Holder shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 3.2(b) or 3.2(c) to be satisfied (treating the Initial Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to the Minority Holder by Buyer or (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 4.1(b) if at such time Buyer is in material uncured breach of this Agreement.

(c) In the event of any termination of this Agreement pursuant to this Section 4.1, the obligations of the parties hereunder with respect to the Minority Holder Closing shall forthwith become null and void, and there shall be no liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party with respect to the Minority Holder Closing shall cease. Notwithstanding anything to the contrary, no termination of this Agreement shall affect (i) the provisions of, or any obligations of the parties under, Section 7.3 or ARTICLE I or ARTICLE VIII hereof, or this Section 4.1, which Sections and Articles shall survive any termination of this Agreement or (ii) any Liability of a party for a willful breach or violation of this Agreement or any Fraud Claim against such party, in either case, prior to such termination.

4.2 Cancellation of Minority Holder Closing.

(a) Notwithstanding anything to the contrary herein, if the exercise of the Second Closing Purchase Option is cancelled by Buyer in accordance with Section 4.5 of the SSPA prior to the Minority Holder Closing, then the exercise of the Second Closing Purchase Option with respect to the Minority Holder shall also automatically be cancelled.

(b) Additionally, the exercise of the Second Closing Purchase Option with respect to the Minority Holder may be cancelled at any time prior to the Minority Holder Closing by Buyer by providing written notice thereof to the Minority Holder if (i) there has been a breach by the Minority Holder of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Minority Holder shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 3.2(b) or 3.2(c) to be satisfied (treating the Minority Holder Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to the Minority Holder by Buyer or (B) the Second Closing Outside Date; provided, that Buyer shall not have the right to cancel the exercise of the Second Closing Purchase Option pursuant to this Section 4.2(b) if at such time Buyer is in material uncured breach of this Agreement.

(c) In the event that the exercise of the Second Closing Purchase Option is cancelled in accordance with this Section 4.2, the obligations of the parties to consummate the Minority Holder Closing as a result of the exercise of such Second Closing Purchase Option shall become null and void; provided, that such cancellation will not relieve a party for a willful breach or violation of this Agreement or for any Fraud Claim against such party, in either case, prior to such cancellation. If the exercise of the Second Closing Purchase Option is cancelled in accordance with this Section 4.2, Buyer will retain the right under the SSPA and this Agreement to exercise the Second Closing Purchase Option, at its sole election, at any time following [**], but not later than [**], after such cancellation.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE MINORITY HOLDER

The Minority Holder represents and warrants to Buyer as of the date hereof and as of the Minority Holder Closing as follows:

5.1 Organization; Authority; Binding Agreement. If the Minority Holder is an entity, the Minority Holder has been duly formed or organized, is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Minority Holder has the full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been, and each Ancillary Document to which the Minority Holder is or is required to be a party shall be when delivered, duly executed and delivered by the Minority Holder and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Minority Holder, enforceable against the Minority Holder in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.2 Title to Shares. The Minority Holder owns good, valid and marketable title to its portion of the Purchased Shares as set forth next to its name on Exhibit A hereto, free and clear of any and all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents and the rights of Buyer under this Agreement). Upon delivery of the Minority Holder Shares to Buyer at the Minority Holder Closing in accordance with this Agreement, the entire legal and beneficial interest in the Minority Holder Shares and good, valid and marketable title to the Minority Holder Shares, free and clear of all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents or those incurred by Buyer), will pass to the Buyer.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Minority Holder is required to be obtained or made in connection with the execution, delivery or performance by the Minority Holder of this Agreement or any Ancillary Document to which the Minority Holder is a party or otherwise bound or the consummation by the Minority Holder of the transactions contemplated hereby or thereby.

5.4 No Violations. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by the Minority Holder, nor the consummation of the transactions contemplated hereby or thereby, will (a) if, the Minority Holder is an entity, violate or conflict with, any provision of its Governing Documents, (b) violate or conflict with any Law or Order to which the Minority Holder or its assets or the Minority Holder Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Minority Holder to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which the Minority Holder is a party or by which the Minority Holder, its assets or the Minority Holder Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any of the Minority Holder Shares or (e) require any Consent of or with, any Person (other than any Governmental Authority).

5.5 Investment Intent. At the Minority Holder Closing, the Minority Holder is acquiring the Minority Holder Buyer Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. The Minority Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Minority Holder understands that, the Minority Holder Buyer Shares will not be registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6 No Brokers. Neither the Minority Holder, nor any of its Representatives on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.7 No Inducements. The Minority Holder hereby acknowledges that none of the Company, Buyer or Parent nor any other Person has made, and the Minority Holder is not relying upon, any oral or written representation, inducement, promise or agreement to the Minority Holder in connection with the consummation of the transactions contemplated by this Agreement, other than as expressly set forth in this Agreement.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Minority Holder as of the date hereof and as of the Minority Closing as follows:

6.1 Organization and Qualification. Buyer has been duly formed or organized, is validly existing and in good standing under the Laws of the State of California and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2 Authorization; Binding Agreement. Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. Buyer has duly authorized by all necessary action on the part of Buyer the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

6.3 No Violations. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of Buyer’s Governing Documents, (b) any Law or Order to which Buyer or its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

6.4 Title to Minority Holder Buyer Shares. The Minority Holder Buyer Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights created under Buyer’s Governing Documents or under the laws of the State of California. Upon the issuance of the Minority Holder Buyer Shares to the Minority Holder at the Minority Holder Closing, the Minority Holder will own good, valid and marketable title to the Minority Holder Buyer Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws, Buyer’s Governing Documents or those incurred by the Minority Holder). Assuming the accuracy of the representations and warranties of the Minority Holder in Section 5.5, the representations and warranties of Parent in Section 6.22 of the SSPA, and similar representations and warranties made by the other Minority Holders in the other Minority Holder Purchase Agreements, the offer, sale and issuance of the Minority Holder Buyer Shares are exempt from the registration requirements of the Securities Act and have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities or “blue sky” Laws.

6.5 Governmental Approvals. No Consent of or with any Governmental Authority is required on the part of Buyer in connection with the consummation of the transactions contemplated by this Agreement, other than (i) such filings as may be required in any jurisdiction where Buyer is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement or the SSPA, (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) where the failure to obtain or make such Consents would not reasonably be expected to have a Buyer Material Adverse Effect.

6.6 Investment Intent. Buyer is acquiring the Minority Holder Shares at the Minority Holder Closing for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that the Minority Holder Shares have not been registered under the Securities Act, and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

6.7 No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

6.8 No Other Representations and Warranties. Except for the representations and warranties contained in or this ARTICLE VI, Buyer makes no express or implied representations or warranties, and hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1 Prohibition on Transfer. The Minority Holder hereby covenants and agrees that during the period from the date of this Agreement and continuing until the earlier of the (x) the Minority Holder Closing or (y) the termination of this Agreement in accordance with Section 4.1 (the “Minority Holder Interim Period”), unless Buyer shall otherwise consent in writing in its sole discretion, except as expressly contemplated by this Agreement, the Minority Holder shall not directly or indirectly sell, assign, convey, dispose of or otherwise transfer any equity interests of the Company that it owns or any interests therein (including through any hedging or derivative securities or contracts), or otherwise subject such equity interests to any Lien (other than those imposed by applicable securities Laws or the Company’s Governing Documents). Any purported sale, assignment, transfer, pledge, hypothecation or other Lien in violation of this Section 7.1 shall be null and void ab initio and of no force or effect.

7.2 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, and subject to the sole discretion of Buyer to exercise the Second Closing Purchase Option, each party shall use its commercially reasonable efforts, and shall cooperate fully with the other party, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. Subject to the exercise of the Second Closing Purchase Option, each party shall cooperate with the other party and use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/ or any Governmental Authority.

7.3 Public Announcements; No Insider Trading.

(a) The Minority Holder will, and will cause its Representatives to, keep the terms and conditions of this Agreement, the SSPA and the Ancillary Documents in strict confidence, and will not disclose this Agreement, the SSPA or the Ancillary Documents, the terms and conditions hereof or thereof or the transactions contemplated hereby or thereby, or make or issue any public release or announcement concerning the foregoing, without the prior written consent of Buyer, except (i) as such disclosure, release or announcement may be required by applicable Law or the rules or regulations of the SEC or any applicable securities exchange, in which case the Minority Holder shall use commercially reasonable efforts to allow Buyer reasonable time to comment on any such disclosure, and arrange for any required filing with respect to, such disclosure, release or announcement in advance of such issuance, and (ii) the Minority Holder may disclose the foregoing to its Representatives that reasonably need to know such information in connection with assisting the Minority Holder with enforcing its rights and carrying out its obligations under this Agreement and the Ancillary Documents, are advised of the confidential nature of such information and are subject to an obligation of confidentiality with respect to such information.

(b) The Minority Holder acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of its Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Minority Holder hereby agrees that, while it is in possession of such material nonpublic information regarding Buyer, it shall not purchase or sell any securities of Buyer (other than its acquisition of the Minority Holder Buyer Shares in accordance with the terms of this Agreement), communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.4 Release. Effective as of the Minority Holder Closing, the Minority Holder hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which the Minority Holder then has, has ever had or may thereafter have against the Company arising on or prior to the Minority Holder Closing Date or on account of or arising out of any matter occurring on or prior to the Minority Holder Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Minority Holder Closing Date. From and after the Minority Holder Closing Date, the Minority Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims the Minority Holder may have against any party pursuant to the terms and conditions of this Agreement. The Minority Holder hereby acknowledges and agrees that the Company is an intended third party beneficiary of this Section 7.4 and may enforce the terms hereof as it if were a direct party hereto.

7.5 Market Standoff Agreement. During the Minority Holder Interim Period, the Minority Holder shall not, directly or indirectly, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Buyer without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned).

7.6 Company Board of Directors. The Minority Holder shall take all necessary action, including voting its equity interests of the Company accordingly, so that at all times from the Initial Closing through the Minority Holder Closing, the Company’s board of directors shall consist of three (3) directors, and effective as of: (a) the Initial Closing, at least one director shall be an individual designated by Buyer at or prior to the Initial Closing; and (b) the Minority Holder Closing, all of the directors shall be individuals designated by Buyer at or prior to the Minority Holder Closing.

ARTICLE VIII.

MISCELLANEOUS

8.1 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the parties pursuant to this Agreement shall survive for a period of twelve (12) months after the Minority Holder Closing. All covenants, obligations and agreements of the parties contained in this Agreement (including all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), shall survive the Minority Holder Closing and continue until fully performed in accordance with their terms.

8.2 Fees and Expenses; Counsel. Each party will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees.

8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 8.3) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Buyer, to:	with a copy (which will not constitute notice) to:

OncoCyte Corporation 1010 Atlantic Avenue, Suite 102 Alameda, California 94501 Attn: Albert P. Parker, COO Telephone No: [**] Email: [**]	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, New York, NY 10105 Attn: Matthew A. Gray, Esq.; Robert Charron, Esq. Facsimile: [**] Email: [**]

If to the Minority Holder, to the address of the Minority Holder set forth on Exhibit B hereto.

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

8.4 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.5 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party, and any attempted assignment in violation of this Section 8.4 will be null and void ab initio; provided, however, that upon or after the Minority Holder Closing, Buyer may assign its rights and obligations hereunder: (i) to any Affiliate of Buyer (provided, that Buyer shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer hereunder; or (iii) as security to any Person providing debt financing to Buyer or its Affiliates for any of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party.

8.6 No Third Party Beneficiaries. Except with respect to the rights of the Company under Section 7.4, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

8.7 Amendments: Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each party. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by any other party of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8.8 Entire Agreement; Conflicts with SSPA. This Agreement (including the exhibits hereto, which are incorporated herein by reference and deemed part of this Agreement) and, to the extent incorporated herein, the SSPA, constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. Any description of the SSPA or the terms thereof included in this Agreement (i) is provided for convenience of reference only, (ii) is subject to and qualified by the detailed provisions in the SSPA, and (iii) shall not alter, amend or modify in any manner any term or provision of the SSPA.

8.9 Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

8.10 Arbitration. Any and all disputes, controversies and claims arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.10. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.

8.11 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Each of the parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.3 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.11, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

8.12 Interpretation. The headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “dollars” or “$” shall mean U.S. Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) all references in this Agreement to the words “Section” and “Exhibit” are intended to refer to Sections and Exhibits to this Agreement.

8.13 Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, exhibits attached hereto) and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement and (d) neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation thereof.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have caused this Minority Holder Purchase Agreement to be executed and delivered as of the date first written above.

Buyer:

ONCOCYTE CORPORATION

By:
Name:	Ron A. Andrews
Title:	President and Chief Executive Officer

[Signature Page to Minority Holder Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Minority Holder Purchase Agreement to be executed and delivered as of the date first written above.

The Minority Holder:

Print Name:

[Signature Page to Minority Holder Purchase Agreement]

Exhibit A

Company Equity Ownership

Company Holder	Shares of Common Stock	Company Options	Fully Diluted Shares	Fully-Diluted Ownership Percentage*
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
TOTAL	4,554,545	100,000	4,654,545	100.0%

* Prior to giving effect to the Redemption or the Subscription

Exhibit B

Minority Holder Information

Name of Minority Stockholder:__________________________________________________________________________

Address of Minority Stockholder for Notice:

__________________________________________________________________________________________________

__________________________________________________________________________________________________

__________________________________________________________________________________________________

Email:______________________________________________________________________________________________

Telephone:__________________________________________________________________________________________

Wire Transfer Instructions:

Bank Name:	_________________________________________

Account Name:	_________________________________________

Account No.	_________________________________________

ABA No.:	_________________________________________

Beneficiary’s Name:	_________________________________________

Bank Address:	_________________________________________

_________________________________________

EXHIBIT B

Secured Note

Exhibits

Subscription and Stock Purchase Agreement

Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

This note has not been registered under the Securities Act of 1933, as amended, or any state securities laws and neither this note nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under such act or such laws or an exemption from registration under such act and such laws which, in the opinion of counsel for maker, is available.

AMENDED AND RESTATED SECURED PROMISSORY NOTE AND PLEDGE AGREEMENT

$[**]	Issuance Date: September 11, 2019

FOR VALUE RECEIVED, Razor Genomics Inc., a Delaware corporation (“Maker”), promises to pay to the order of OncoCyte Corporation, a California corporation, or its successors or assigns (“Payee”), the principal sum of [**] U.S. Dollars ($[**]), with interest thereon as set forth herein in accordance with the terms and conditions of this Amended and Restated Secured Promissory Note and Pledge Agreement (this “Note”). This Note amends and restates in its entirety the Secured Promissory Note and Pledge Agreement for an aggregate principal amount of $[**] that was issued by Maker to Payee on August 28, 2019 (the “Original Note”). This Note is being issued in connection with that certain Subscription and Stock Purchase Agreement, dated as of September 4, 2019 (the “Purchase Agreement”), by and among Maker, Payee and Encore Clinical, Inc., a Delaware corporation (“Guarantor”), is the “Secured Note” referenced in the Purchase Agreement (and any reference in the Purchase Agreement to the “Secured Note” is hereby amended to refer to this Note instead), and acknowledges certain loans and advance payments (the “Loans”) previously made by Payee to Maker in contemplation of or in connection with the Purchase Agreement. Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Purchase Agreement.

1. Use of Loan Proceeds. Maker hereby represents and warrants that it has, and covenants and agrees that it will, use all of the amounts received from the Loans exclusively to engage one or more third parties who are approved by Payee (not to be unreasonably withheld, delayed or conditioned) to conduct a feasibility study relating to the Clinical Trial (the “Feasibility Study”), with the terms and conditions of any such engagement subject to the prior approval of Payee (not to be unreasonably withheld, delayed or conditioned). Payee will have joint control with Maker of all decisions made with respect to the Feasibility Study, and will be provided with all information generated from the Feasibility Study and invited to participate in any meetings, calls and other communications conducted in connection therewith. Maker will provide Payee with an accounting of all costs and expenses incurred in connection with the Feasibility Study.

2. Interest. No interest shall accrue on the outstanding principal amount hereof unless an Event of Default has occurred and is continuing. Upon the occurrence of an Event of Default and for so long as it is continuing, interest shall accrue on the outstanding principal amount hereof at a per annum rate equal to [**] percent ([**]%) per month, compounded monthly. The amount of interest owing from Maker to Payee hereunder shall be computed on the basis of the actual number of days elapsed in any applicable period. In the event that any interest rate provided for herein shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Any payment by Maker of any interest amount in excess of that permitted by applicable law shall be applied to the principal of this Note without prepayment premium or penalty.

3. Repayment. The principal amount hereof, together with all accrued and unpaid interest thereon and all other amounts owing from Maker to Payee hereunder shall be due and payable on the earlier of (i) the Initial Closing under the Purchase Agreement and (ii) ninety (90) days following the earlier of (A) termination of the Purchase Agreement for any reason or (B) a determination by Payee, in its sole and absolute discretion, that the Clinical Trial will not be feasible or that the Feasibility Study is no longer required. All payments under this Note shall be made by Maker in lawful money of the United States by wire transfers of immediately available funds to a bank account of Payee as indicated on Schedule I attached hereto or as may otherwise be directed in writing by Payee to Maker. All payments received by Payee from Maker hereunder shall be applied in the following priority: first, to the payment of any expenses due to Payee pursuant to the terms of this Note; second, to the payment of interest accrued and unpaid on this Note; and thereafter, to the payment of the principal amount hereof. This Note may not be prepaid, in whole or in part, by Maker without the prior written consent of Payee.

4. Guaranty. Guarantor hereby irrevocably and unconditionally guaranties to Payee (and each subsequent holder of this Note) the prompt payment when and as due and payable of any and all of Maker’s obligations under this Note or of any note or other instrument or instruments renewing this Note, including any reasonable costs and expenses incurred in collecting such obligations and successfully prosecuting any action against Guarantor in connection with enforcing this Note (the “Guaranteed Obligations”). The guaranty provided hereunder (the “Guaranty”) is a continuing guaranty of the Guaranteed Obligations and shall remain in full force and effect until the payment in full of the Guaranteed Obligations. Guarantor understands and agrees that this Guaranty shall be binding upon Guarantor and its successors and permitted assigns, shall be construed as an absolute, irrevocable and continuing Guaranty of payment (and not solely of collection) and shall be enforceable by Payee, subject to the terms set forth herein, notwithstanding any circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. This Guaranty shall not be affected by the insolvency, bankruptcy or reorganization of Maker, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Guaranteed Obligations are rescinded or must otherwise be restored or returned by Payee upon the insolvency, bankruptcy or reorganization of Maker. Guarantor hereby waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including (a) any demand for payment or performance and protest and notice of protest, (b) any notice of acceptance, (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation becoming immediately payable and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense arising by reason of any disability or other defense of Maker. Until the payment and satisfaction in full of any Guaranteed Obligations that are then due and owing, Guarantor agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against Maker by reason of any payment made hereunder or (y) assert any claim, defense, setoff or counterclaim it may have against Maker or set off any of its obligations to Maker against obligations of Maker to it. Guarantor hereby waives any defense based upon or arising by reason of any modification of the Guaranteed Obligations resulting from an amendment to this Note in accordance with the terms hereof.

5. Security Interest and Collateral.

(a) To secure the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the obligations and liabilities of Maker to Payee under this Note, together with all costs of enforcement in connection herewith and therewith, Maker hereby grants to Payee a continuing security interest in, and lien upon, all of Maker’s and its Subsidiaries’ property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: all accounts, accounts receivable, deposit accounts, inventory, equipment, goods, documents, instruments (including promissory notes), contract rights, general intangibles (including payment intangibles), chattel paper, supporting obligations, investment property, letter-of-credit rights, commercial tort claims, Maker’s and its Subsidiaries’ right, title and interest in and to all shares of capital stock, securities and equity interests in the Subsidiaries of Maker, permits, licenses, intellectual property, trademarks, trade styles, patents and copyrights in which Maker or its Subsidiaries now has or hereafter may acquire, title and interest, all books, records, computer programs, tapes, disks and related data processing software, all proceeds and products thereof (including proceeds of insurance) and all additions, accessions and substitutions thereto or therefor (the foregoing, collectively, the “Maker Collateral”). The security interest granted hereby shall be senior in right with all other security interests that have been granted by Maker prior to the date hereof.

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(b) As security and collateral for the Guaranty of the Guaranteed Obligations, Guarantor hereby pledges, hypothecates and grants to Payee a continuing, first priority security interest in and lien upon, and assigns to Payee all right, title and interest in and to (collectively, the “Pledged Interests” and, together with the Maker Collateral, the “Collateral”): (i) all of the capital stock or other equity interests owned by Guarantor in Maker (or its successors); (ii) any certificates representing such capital stock, equity interests or other Pledged Interests; (iii) any interest of Guarantor in the entries on the books of any financial intermediary pertaining to the Pledged Interests, and all distributions, return of capital, redemptions, dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests; (iv) all additional interest in, and all securities convertible into and warrants, options and other rights to purchase or otherwise acquire an interest in any issues of the Pledged Interests from time to time acquired by Guarantor in any manner (which interest shall be deemed to be part of the Pledged Interests), the certificates or other instruments representing such additional interest, if any, securities, warrants, options or other rights and any interest of Guarantor in the entries on the books of any financial intermediary pertaining to such additional interest, and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional interest, securities, warrants, options or other rights; and (v) to the extent not covered by clauses (i) through (iv) above, all proceeds of any or all of the foregoing collateral. For purposes of this Note, the term “proceeds” includes whatever is receivable or received when the collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Guarantor, Maker or Payee from time to time with respect to any of the collateral. Upon the occurrence of an Event of Default and during the continuance thereof, Guarantor agrees to deliver to the Payee such other documents of transfer and to take such other actions as Payee may reasonably request to enable the Payee to transfer the Pledged Interests into its name. Guarantor agrees that so long as any Guaranteed Obligations remain outstanding, Guarantor will, unless Payee shall otherwise consent in writing, (i) at its expense, defend Payee’s security interest in and to the Pledged Interests against the claims of any Person; (ii) at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be reasonably necessary in order to (A) perfect and protect the security interest created or purported to be created hereby, (B) enable Payee to exercise and enforce its rights and remedies hereunder in respect of the Pledged Interests or (C) otherwise effect the purposes of this Note; (iii) not sell, assign, exchange or otherwise dispose of any of the Pledged Interests or any interest therein or create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any Pledged Interests except for the pledge hereunder and the security interest created hereby; and (iv) not make or consent to any amendment or other modification or waiver with respect to any Pledged Interests or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests. During the term of this Note and for so long as the Pledged Interests are owned by Guarantor and no Event of Default shall have occurred and be continuing, Guarantor shall have the right to vote all securities constituting part of the Pledged Interests, and to exercise any other voting rights pertaining to such Pledged Interests, and to give consents, ratifications and waivers with respect thereto, and to exercise all of Guarantor’s rights as an equity holder thereof for all purposes. Unless an Event of Default shall have occurred and be continuing, all distributions payable in respect of the Pledged Interests shall be paid to Guarantor.

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(c) Maker and Guarantor authorize Payee to file such financing statements and amendments thereto, in all applicable jurisdictions, necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby all in accordance with the Uniform Commercial Code of the State of Delaware as in effect from time to time (or of any other applicable jurisdiction where such filings are made to the extent that they control) (the “UCC”). Each of Maker and Guarantor hereby authorizes Payee, and hereby grants a power-of-attorney to Payee (which is irrevocable and is coupled with an interest), to execute in the name and on behalf of Maker or Guarantor any and all financing statements, instruments, agreements or documents that Payee deems necessary or appropriate in order to perfect Payee’s security interest in the Collateral. If the equity interests of Maker are certificated, simultaneously with the execution and delivery of this Note (or in the event that after the date of this Note, the equity interests of Maker become certificated, then upon issuance of each such certificate), Guarantor shall deliver to Payee its original certificate for such equity interests, along with an equity transfer form in blank duly executed by Guarantor and in form and substance reasonably acceptable to Payee, to be held by Payee or its designee so long as any obligations are due and owing under this Note.

(d) At any time and from time to time, Maker shall take such steps as Payee may reasonably request for Maker (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Payee, of any bailee having possession of any of the Collateral, that such bailee holds such Collateral for Payee, (ii) to obtain control of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such terms are defined in Article 9 of the UCC) as set forth in Article 9 of the UCC, and, where control is established by written agreement, such agreement shall be in form and substance reasonably satisfactory to Payee, and (iii) otherwise to insure the continued perfection of Payee’s security interest in any of the Collateral and of the preservation of its rights therein.

6. Representations and Warranties of Maker and Guarantor. Maker represents, warrants and agrees that it is the owner of the Collateral free and clear of any security interests, liens or encumbrances, except (i) the liens securing Maker’s obligations under this Note, (ii) the rights of lessors or licensors in leased or licensed property, and/or (iii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws, landlord’s, warehousemen’s, carriers’, workmen’s, repairmen’s or other like liens. Maker represents and warrants that the address of Maker’s principal place of business and the location of all tangible Collateral and the place where the records concerning all intangible Collateral are kept and/or maintained is as follows: 150 N. Hill Drive, Suite 14, Brisbane, CA 94005. Guarantor hereby represents, warrants and covenants to Payee that (i) Guarantor has good and marketable title to the Pledged Interests, free and clear of any and all liens, claims, security interests and encumbrances of any kind other than those imposed by the Governing Documents of Maker or applicable securities Laws and those in favor of Payee pursuant to this Note, and (ii) the security interest granted to Payee hereunder is and at all times shall be and remain a first priority lien and security interest in the Pledged Interests and Guarantor has not granted any other lien or security interest to any other Person in or to, or otherwise encumbered the Pledged Interests.

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7. Event of Default. This Note shall become immediately due and payable, and the outstanding obligations under this Note shall accrue interest pursuant to Section 2, upon the occurrence and during the continuance of an Event of Default, whereupon (a) the obligations hereunder shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Maker and Guarantor, and (b) Payee may proceed to enforce all other rights and remedies available to Payee, whether under this Note, applicable law or otherwise, including the taking possession of any or all of the Collateral wherever it may be found and exercising any rights and remedies that may be available to Payee in respect of the Collateral. For purposes of this Note, an “Event of Default” shall mean the occurrence of any one or more of the following events: (i) the failure by Maker to make any payment of principal, interest or any other amount payable hereunder when due under this Note; (ii) the material breach of any representation, warranty, agreement, covenant or other obligation of or made by Maker or Guarantor under this Note which is not cured within [**] ([**]) days after receipt by the breaching party of written notice of such breach from Payee; (iii) the filing of a petition by or against Maker or any Subsidiary thereof or Guarantor under any provision of applicable bankruptcy or similar law which is not dismissed within [**] ([**]) days after filing; or appointment of a receiver, trustee, custodian or liquidator of or for all or any part of the assets or property of Maker or any Subsidiary thereof or Guarantor which is not vacated within [**] ([**]) days after appointment; or the insolvency (i.e., the inability to pay its obligations when due) of Maker or any Subsidiary thereof or Guarantor; or the making of a general assignment for the benefit of creditors by Maker or any Subsidiary thereof or Guarantor; (iv) the winding up, liquidation or dissolution of Maker or Guarantor; (v) the occurrence of (A) the initial public offering of any of Maker’s or its Subsidiaries’ or Guarantor’s equity securities, (B) the sale or transfer (including a transfer occurring as a result of an exchange offer, gift, sale or merger or consolidation) in one or more related transactions of more than fifty percent (50%) of Maker’s or Guarantor’s issued and outstanding voting securities, (C) the sale or transfer of all or a majority of the assets of Maker and its Subsidiaries (taken as a whole) to any Person or group (other than a Person owned by the existing equity holders of Maker), or (D) the sale or transfer of all or a majority of the assets of Guarantor and its Subsidiaries (taken as a whole) to any Person or group (other than a Person owned by the existing equity holders of Gurantor), or (vi) (A) a default occurs (after notice and opportunity to cure as permitted by such debt instrument) in the due observance or performance of any covenant, condition or agreement on the part of Maker or any of its Subsidiaries or Guarantor under any other Indebtedness and (B) such default permits the holder thereof to accelerate such Indebtedness. Time is of the essence in the performance of the obligations imposed by this Note. Maker or Guarantor shall notify Payee in writing promptly (but in any event within two (2) Business Days) after the occurrence of an Event of Default.

8. Additional Covenants of Maker. Maker hereby agrees that, so long as all or any portion of Maker’s obligations hereunder remain outstanding and unpaid, (a) Maker and/or its Subsidiaries will not: (i) declare or pay any dividends or distributions to or for the benefit of the holders of Maker’s equity interests; (ii) redeem or otherwise acquire outstanding shares of Maker’s equity interests (or any rights to acquire such equity securities or any other securities convertible into Maker’s equity securities); or (iii) incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise, or permit any liability of Maker or its Subsidiaries to exist with respect to, any Indebtedness which is not subordinated to the obligations owed to Payee under this Note; and (b) Maker will, and will cause its Subsidiaries to, permit Payee and its Representatives, with reasonable prior notice, to (i) visit and inspect the properties and assets of Maker and its Subsidiaries, (ii) examine its books of account and records and (iii) discuss the affairs, finances and accounts of Maker and its Subsidiaries with their respective officers and employees at least twice per calendar month during normal business hours of Maker or its Subsidiaries, as applicable, as may be reasonably requested by, and at the sole cost and expense of, Payee (unless an Event of Default has occurred and is continuing, in which case, any reasonable costs and expenses incurred by or on behalf of Payee will be borne by Maker and added to Maker’s obligations under this Note); provided, that Payee and its Representatives shall not unreasonably disturb the business of Maker and its Subsidiaries.

9. Amendment; Waiver. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of a party hereto but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. No failure or delay by Payee in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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10. Binding Effect; Assignment; Third Party Beneficiaries. This Note and the rights and obligations hereunder may not be assigned or delegated, in whole or in part, by Maker or Guarantor except with the prior written consent of Payee. Subject to the foregoing, this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of Maker, Guarantor and Payee. This Note is for the sole benefit of the parties and their successors and permitted assigns.

11. Costs. Maker and Guarantor (pursuant to the Guaranteed Obligations) hereby agree to pay all reasonable costs of collection and any other enforcement of this Note, including reasonable attorneys’ fees and reasonable expenses and court costs.

12. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Note shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof. Any Action arising out of or relating to this Note shall be instituted exclusively in the state or federal courts located in the State of California (and any appellate courts thereof) (the “Specified Courts”). The parties hereto hereby (i) waive any objection which they may now have or hereafter have to the venue of any such Action and (ii) irrevocably consent to the jurisdiction of the Specified Court in any such Action. The parties further agree to accept and acknowledge service of any and all process which may be served in any such Action in any Specified Court and agree that service of process upon a party mailed by certified mail to such party’s address in accordance with Section 16 shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto hereby irrevocably waives any and all right to trial by jury in any Action arising out of or related to this note or any obligations hereunder.

13. Entire Agreement. This Note, together with the Purchase Agreement, to the extent referenced or incorporated herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersedes and terminates any prior agreements between the parties or their respective affiliates (written or oral) with respect to the subject matter hereof, including the Original Note and the letter agreement, dated August 5, 2019, between Maker and Payee, which the parties expressly acknowledge is superseded by the terms of this Note.

14. Remedies. The parties agree that if any of the provisions of this Note were not performed in accordance with their specific terms or were otherwise breached, irreparable damage to Payee would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that Payee shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, without the proof of irreparable damages or the posting of a bond or any other security, all of which are hereby expressly waived. Each right, power and remedy of Payee provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy.

15. Severability; Usury Laws. If any provision of this Note or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Any invalid, illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Note will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision. This Note is subject to the express condition that at no time shall Maker (or Guarantor on its behalf) be obligated or required to pay interest on the principal balance at a rate which could subject Maker, Payee or Guarantor to either civil or criminal liability as a result of being in excess of the maximum rate which Maker (or Guarantor on its behalf) is permitted by law to contract or agree to pay. If by the terms of this Note, Maker (or Guarantor on its behalf) is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate.

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16. Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Note must be in writing and shall be deemed to have been validly served, given, or delivered: (i) upon the earlier of actual receipt and two (2) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (ii) upon transmission, when sent by electronic mail or facsimile transmission (with affirmative confirmation of receipt); (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (iv) when delivered, if hand-delivered, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below such party’s signature on the signature page to this Note. Maker, Payee and Guarantor may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 16.

17. Interpretation. When a reference is made in this Note to a Section, such reference shall be to a Section of or to this Note unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Note, they shall be deemed to be followed by the words “without limitation.” When a reference in this Note is made to a “party” or “parties,” such reference shall be to Maker, Guarantor and/or Payee, as applicable, unless otherwise indicated. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Note refer to this entire Note. Unless the context requires otherwise, words in this Note using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References in this Note to “dollars”, “Dollars” or “$” are to U.S. dollars. This Note was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation. As used herein: (i) reference to any statute includes the rules and regulations promulgated thereunder; and (ii) any agreement, instrument or law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, including in the case of agreements or instruments by waiver or consent and in the case of laws by succession of comparable successor laws, and references to all attachments thereto and instruments incorporated therein.

18. Counterparts; Facsimile Signatures. This Note may be executed in multiple counterparts, including by facsimile, pdf or other electronic document transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

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IN WITNESS WHEREOF, the undersigned Maker, Payee and Guarantor hereby acknowledge and agree to the terms set forth in the foregoing Amended and Restated Secured Promissory Note and Pledge Agreement as of the date first set forth above.

MAKER:		PAYEE:

RAZOR GENOMICS INC.		ONCOCYTE CORPORATION

By:		By:
Name:	Dr. Michael Mann	Name:	Ronnie Andrews
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

Address for Notices:

Razor Genomics Inc.

150 N. Hill Drive, Suite 14

Brisbane, CA 94005

Attn: Michael Mann, CEO

Telephone No: [**]

Email: [**]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Benjamin A. Potter, Esq.

Facsimile No.: [**]

Telephone No: [**]

Email: [**]

Address for Notices:

OncoCyte Corporation

1010 Atlantic Avenue, Suite 102

Alameda, California 94501

Attn: Albert P. Parker, COO

Telephone No: [**]

Email: [**]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Matthew A. Gray, Esq.;

Robert Charron, Esq.

Facsimile No.: [**]

Telephone No.: [**]

Email: [**]

[**]

[Signature Page to Secured Note]

GUARANTOR:

ENCORE CLINICAL, INC.

By:
Name:	Dr. Michael Mann
Title:	Chief Executive Officer

Address for Notices:

Razor Genomics Inc.

150 N. Hill Drive, Suite 14

Brisbane, CA 94005

Attn: Michael Mann, CEO

Telephone No: [**]

Email: [**]

with a copy (which will not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Benjamin A. Potter, Esq.

Facsimile No.: [**]

Telephone No: [**]

Email: [**]

[Signature Page to Secured Note]

EXHIBIT C

Preferred Stock Terms

Exhibits

Subscription and Stock Purchase Agreement

FINAL VERSION

Preferred Stock Terms

This non-binding term sheet is being provided in connection with that certain Subscription and Stock Purchase Agreement, dated as of September 4, 2019 (the “Purchase Agreement”), by and among OncoCyte Corporation, a California corporation (“Buyer”), Razor Genomics Inc., a Delaware corporation (the “Company”), and Encore Clinical, Inc., a Delaware corporation (“Parent”), and describes the general terms upon which Buyer, the Company and Parent intend to negotiate the terms of the Preferred Stock as set forth in the Amended Certificate referred to in the Purchase Agreement. This term sheet is non- binding and does not purport to summarize all of the terms and conditions which would be contained in the definitive legal documentation for the Amended Certificate. Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Purchase Agreement.

Issuer:	Razor Genomics Inc. (the “Company”).

Issue:	$10 million of Preferred Stock, or 1,329,870 shares of Preferred Stock each with a stated value of $7.5195 per share (“Stated Value”).

Holder:	OncoCyte Corporation (together with any successor, assign or future transferee of the Preferred Stock, the “Holders”).

Conversion Price:	The “Conversion Price” for the Preferred Stock shall be equal to $7.5195 per share, subject to customary adjustment for stock splits, stock dividends, recapitalizations and other similar transactions. The Holders may elect at any time following the issuance of the Preferred Stock to convert the Preferred Stock (along with any accrued but unpaid dividends or distributions thereon) into Common Stock at a conversion rate per share equal to the Stated Value divided by the Conversion Price.

Preferred Dividend:	There is no preferred dividend. Dividends will be paid when and as declared on the Common Stock, on an as-converted to Common Stock basis.

Liquidation Preference:	Upon any liquidation, dissolution or winding-up of the Company, the Holders shall be entitled to receive out of the assets of the Company an amount equal to the aggregate Stated Value of all outstanding Preferred Stock held, plus any accrued but unpaid dividends or distributions thereon, before receipt by any holders of junior securities, including holders of Common Stock

Participation Rights:	The Preferred Stock shall have the right to participate in any rights or securities offerings or distributions by the Company on a fully converted basis.

Voting Rights:	The Preferred Stock shall have the same voting rights as the holders of Common Stock as if the holder of the Preferred Stock then held the Common Stock underlying the Preferred Stock.

Board Representation:	The size of the Company’s board of directors shall be fixed at 3 directors and may not be changed without the approval of the Holders of a majority of the Preferred Stock (a “Holder Majority”). The Holder Majority shall have the right to designate and appoint one (1) director to the Company’s board of directors, and the remaining directors shall be elected by holders of the Common Stock.

Change of Control:	In the event that the Company undertakes any change of control (other than with respect to any acquisition of control by the Holders), the Holders, by a Holder Majority, shall have the right to cause the Company to redeem the Preferred Stock, in cash, for an amount equal to the Stated Value of each share of Preferred Stock, plus any accrued but unpaid dividends or distributions thereon.

Registration:	In the event that the Company determines to undertake an initial public offering of its equity securities, prior to consummating such initial public offering, the Company shall grant to the Holders customary registration rights (including demand registration rights) in such initial public offering, which registration rights shall be reasonably acceptable to a Holder Majority.

Negative Covenants:	The Certificate of Designation shall contain comprehensive negative covenants substantially similar to those set forth in Section 10.2 of the Purchase Agreement, including restrictions on the issuance of securities senior to, or pari passu with, the Preferred Stock, amendments to the terms of the Certificate of Designation, repaying, repurchasing or acquiring junior securities of the Company or making distributions to junior securities of the Company, in each case, without the prior written consent of a Holder Majority.

Forced Conversion:	In the event that the Second Closing Milestone is achieved, recognition of that milestone achievement not to be unreasonably withheld by Buyer, and Buyer fails to complete the Second Closing (as contemplated by the Purchase Agreement) at any time beyond the second Business Day after all Buyer Conditions to the Second Closing (as set forth in Section 4.2 of the Purchase Agreement) have been satisfied, the Company will have the right to undertake a forced conversion of the Holders’ Preferred Stock into shares of Common Stock at the Conversion Price.

EXHIBIT D

Form of License Agreement

Exhibits

Subscription and Stock Purchase Agreement

Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

Final Form

Sublicense and Distribution Agreement

This Sublicense and Distribution Agreement (“Agreement”), dated and effective as of September [●], 2019 (the “Effective Date”), is by and among Razor Genomics Inc., a Delaware corporation (“Sublicensor”), OncoCyte Corporation, a California corporation (“Sublicensee”), and Encore Clinical, Inc., a Delaware corporation (“Encore”). Sublicensor, Sublicensee and Encore may be referred to herein collectively as the “Parties” or individually as a “Party”.

Preamble

WHEREAS, Sublicensor is the current exclusive licensee under the Amended and Restated Exclusive License Agreement for Gene-Based Assays for Cancer Diagnosis and Prognosis, dated as of February 15, 2018, by and between The Regents of the University of California, a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California (94607- 5200) (“The Regents”), and acting through the University of California, San Francisco Office of Technology Management, 185 Berry Street Suite 4603, San Francisco, CA 94107 (the “Licensor”), and Sublicensor (as amended, the “License Agreement”). Under the License Agreement, Sublicensor has obtained an exclusive license to Patent Rights (as defined in the License Agreement).

WHEREAS, the Parties are parties to that certain Subscription and Stock Purchase Agreement, dated as of September 4, 2019 (the “SSPA”), pursuant to which (i) at the initial closing thereunder (the “Initial Closing”), among other matters, and subject to the terms and conditions therein, Sublicensor agreed to sell to Sublicensee a number of newly issued shares of Sublicensor preferred stock, constituting 25% of Sublicensor’s outstanding equity on a fully-diluted basis (after giving effect to the redemption), and (ii) after the Initial Closing, at such times and subject to such conditions as set forth in the SSPA and the Minority Holder Purchase Agreements, including the exercise of Sublicensee’s purchase option thereunder, Sublicensee agreed to purchase from Sublicensor’s shareholders and optionholders the remaining shares of Sublicensor equity (the consummation of such transaction, the “Second Closing”); and

WHEREAS, in connection with the transactions contemplated by the SSPA, Sublicensee desires to obtain, and Sublicensor agrees to grant, a sublicense to the Patent Rights, on and subject to the terms and conditions of the License Agreement and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License Agreement.

(a) Sublicensor has provided Sublicensee with true and complete copies of the License Agreement as of the Effective Date.

(b) Sublicensee acknowledges and agrees that the sublicense granted under Section 2(a) below is subject to, and Sublicensee shall comply with, all applicable terms and conditions of the License Agreement in accordance with the following schedule:

(i) Upon the Initial Closing, and effective as of the Initial Closing date, without limiting the foregoing, the terms of the License Agreement are hereby incorporated by reference in this Agreement, together with any necessary conforming changes, and will be effective as if fully set forth herein; provided that any notices or communications required to be provided to Licensor under any of the foregoing shall be provided by Sublicensee to Sublicensor. For the avoidance of doubt, Sublicensee shall assume the duties, obligations, and rights of the Sublicensor in of the License Agreement. Subject to and to the extent permitted under the terms of the License Agreement, Sublicensee will have the right to control any third party infringement, invalidation or other claims with respect to the Razor Assay (as such term is defined in the SSPA); provided, that Sublicensee will reasonably consult with Encore regarding any matters of patent infringement, invalidation and enforcement and give reasonable consideration to Encore’s input in connection therewith.

(ii) At any time after the Second Closing, at the sole election of the Sublicensee, Sublicensee will have the right to transfer the License in full and all related intellectual property rights from Sublicensor to Sublicensee, and upon such transfer all sections of the License Agreement shall be applicable to the Sublicensee as if it were a Licensee to the License Agreement. If such election is made by Sublicensee, Sublicensor will promptly obtain for Sublicensee, and Sublicensee shall execute, a Consent to Substitution of Party Agreement for the License, evidencing the Regents’ approval of Sublicensee as the exclusive licensee under the License as a party to the License Agreement.

(c) Capitalized terms that are not otherwise defined in this Agreement will have the meanings given to such terms in the License Agreement, or if not defined therein, in the SSPA.

(d) Sublicensor is responsible for notifying the Regents of this Agreement and providing the Regents a copy and summary of the material terms of this Agreement within thirty (30) days of the Effective Date, in compliance with Paragraph 3.3 of the License Agreement and guarantee all monies due the Regents under the Sublicense.

2. Grant.

(a) Subject to the terms and conditions of this Agreement and the License Agreement, Sublicensor hereby grants to Sublicensee an exclusive, worldwide right and sublicense, without the right to grant further sublicenses, except as provided in the License Agreement, under the Patent Rights to make, use, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in the United States and in other countries where The Regents may lawfully grant such licenses, only in the Field of Use.

(b) As among Sublicensee, Sublicensor and Encore, Sublicensee will own, develop and control the commercialization plan and all aspects of the commercialization of the Razor Assay, not subject to the consent or approval of Sublicensor or Encore.

(c) Sublicensee acknowledges that all rights granted to it by Sublicensor hereunder are subject to all applicable restrictions and limitations on the rights granted to Sublicensor under the License Agreement, and nothing in this Agreement will be construed to grant to Sublicensee any rights beyond those that Sublicensor has the right to grant to Sublicensee pursuant to the License Agreement.

3. Payments.

(a) Upon execution of this Agreement, Sublicensee shall pay Sublicensor a Sublicense Fee of [**].

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(b) Sublicensee is responsible for shall make all required payments under the License Agreement, including those required under Articles 7, 8, 9, and 20 of the License Agreement, together with any necessary conforming changes - but without limiting any additional obligations will apply to all payments to be made by Sublicensee under this Agreement in the same manner as they apply to all payments to be made by Sublicensor under the License Agreement. Sublicensee will be solely responsible for payment of any interest, penalties, administrative costs, costs of collection, and any associated attorneys’ fees Licensor assesses pursuant to the License Agreement that result from payments Sublicensee fails to timely make.

(c) Sublicensee is responsible for and shall pay any revenue sharing/earnout payments owed by Sublicensor to (i) [**] under Sublicensor’s agreement with [**] (the “[**]Agreement”) and (ii) former [**] shareholders under the Agreement and Plan of Merger, dated as of June 23, 2012 (as amended, the “[**] Agreement”), by and among [**], [**], [**], [**] and for limited purposes, [**] and [**] Sublicensor and Encore will reasonably cooperate and assist Sublicensee in negotiating an amendment to the Pinpoint Agreement to allow all or a portion of the consideration thereunder to be payable in shares of Buyer Common Stock (as defined in the SSPA)).

(d) Prior to the Second Closing, Sublicensee will provide Sublicensor with copies of all progress and royalty reports required under the License Agreement.

(e) Sublicensee shall pay to the Company Holders (as defined in the SSPA) collectively a quarterly royalty payment (payable within sixty (60) days after the end of the applicable quarter) based on (i) the Net Sales from the sale of the Razor Assay, less (ii) the amount of any fees paid under the License Agreement or any other third party license fees or revenue shares paid and other customary deductions such as discounts, chargebacks and rebates, freight, shipping, and insurance costs, requirement distribution commissions, taxes, etc. from the sale of the Razor Assay that are not otherwise deducted from Net Sales under the terms of the License Agreement (provided, that notwithstanding the foregoing or anything to the contrary in the License Agreement, the foregoing quarterly royalty payment will be paid solely on actual net cash received by Buyer during the applicable quarter) (“Net Cash Revenues”) as follows:

(i) [**] of all Net Cash Revenues received by Sublicensee during the duration of this Agreement until Sublicensee has received an aggregate of [**] in Net Cash Revenues;

(ii) [**] of all Net Cash Revenues received by Sublicensee during the duration of this Agreement in excess of [**] until Sublicensee has received an aggregate of [**] in Net Cash Revenues; and

(iii) [**] of all Net Cash Revenues received by Sublicensee during the duration of this Agreement in excess of [**].

Such royalty payment shall be allocated among the Company Holders on a pro rata basis based on (i) prior to the Second Closing, the shares of Sublicensor owned by each such Company Holder at such time and (ii) at or after the Second Closing, the Purchased Shares (as defined in the SSPA) sold to Sublicensee under the SSPA and the Minority Holder Purchase Agreements.

Notwithstanding the foregoing, the Parties will consider in good faith any appropriate adjustments and structuring changes to the royalty payments and other payments under this Agreement as required to maintain Sublicensor’s status as an LDT in accordance with CLIA requirements.

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4. CLIA Laboratory Costs. Sublicensee hereby agrees that upon the Initial Closing, it will assume the costs associated with the operation of the Sublicensor’s CLIA laboratory and the commercialization of the Razor Assay for periods from and after the Initial Closing as follows:

(a) Prior to the Initial Closing, the Parties will amend the Laboratory Agreement between Encore and Sublicensor so that Sublicensee will become a party thereunder and pay any amounts due by Sublicensor to Encore as laboratory services thereunder incurred after the Initial Closing. For the avoidance of doubt, the current fees of the Laboratory Agreement paid to Encore will include the following:

(i) the continued involvement by the following individual roles to be solely provided at the sole expense of Encore to operate and maintain the CLIA lab for the Razor Assay: (A) CLS (60% FTE), manages all daily operational functions and quality assurance and quality control; (B) Laboratory director; (C) Domain expert, technical/clinical consultant; and (D) Technical supervisor, CLIA regulatory expert consultant; and

(ii) access and use of the entire Brisbane facility for all activities at Sublicensee’s discretion, subject to landlord consent.

(b) To the extent that Sublicensee determines that additional support is needed from Encore beyond what is captured in the current Laboratory Agreement, the Parties will negotiate in good faith a payment scheme in which Sublicensee pays for all reasonable out-of-pocket costs related to the increased amount of support.

(c) None of the expenses under the Laboratory Agreement will part of the Clinical Trial expenses covered by the Clinical Trial Expense Reserve, including provision of the Razor Assay for use in the Clinical Trial in excess of what is currently scoped in the Laboratory Agreement, or otherwise required to be paid by Sublicensee under the Development Agreement.

(d) For the avoidance of doubt, (i) Sublicensee will not be required to assume any lease of the Sublicensor for the CLIA laboratory with any of the sublessees or lessors, (ii) Sublicensee shall be entitled to lease laboratory space to the Sublicensor for the Clinical Trial or any related commercialization of the Razor Assay, (iii) Sublicensee may charge market rent for such space leased pursuant to clause (ii) above, provided that Sublicensee shall assume the costs of transferring the Clinical Trial to Sublicensee laboratories, and (iv) if such costs for transferring the Clinical Trial are assumed pursuant to clause (iii) above, Sublicensee will assume the costs solely related to subletting and/or negotiating early termination of the Brisbane facility lease for Sublicensor’s laboratory space as incurred by CureSeq, Inc.

(e) After the Second Closing, Sublicensee will have the option at its sole election to continue, renegotiate or terminate the Laboratory Agreement. The Laboratory Agreement, as amended, will provide that Sublicensee will also be able to terminate the Laboratory Agreement without further liability if there is a material uncured breach by Encore Clinical thereunder or if there is an event or occurrence that adversely affects, in any material respect, the Razor Assay, its prospects or its ability to be commercialized.

(f) Notwithstanding the foregoing, for the avoidance of doubt, the Laboratory Agreement, as amended, will provide Sublicensee with customary indemnification rights from Sublicensor and Encore for the negligence or wrongful acts of Sublicensor, Encore or their respective Representatives (as defined in the SSPA).

5. Additional Services and Covenants.

(a) As described in the Development Agreement, pursuant to the Consulting Agreement (as defined in the Development Agreement) to be entered into by Encore and Sublicensee at or prior to the Initial Closing, Encore, through its personnel, will provide consulting services to or on behalf of Sublicensee in support of, among other matters, the commercialization of the Razor Assay and with respect to such other matters with respect to Sublicensor’s business as reasonably requested by Sublicensee.

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(b) Sublicensor will serve as the laboratory of record for the Razor Assay (i.e., the test report will state “Test performed at Razor Genomics Inc.”).

(c) During the Term, each Party will maintain insurance as required by the terms of the License Agreement and such other reasonable and customary insurance to support its business and operations and obligations under this Agreement.

6. Intellectual Property Rights. To the extent permitted under the License Agreement, any and all intellectual property rights developed by Sublicensee, Sublicensor or Encore (including any inventions, improvements or discoveries) with respect to the Razor Assay in connection with this Agreement, the Development Agreement, and the Consulting Agreement and any intellectual property rights in any New Developments as defined in the License Agreement, will be jointly owned by Sublicensee, Sublicensor, and Encore and are hereby assigned to Sublicensee, Sublicensor, and Encore.

7. Representations and Warranties; Covenants.

(a) Each Party represents and warrants to the other Party that: (i) it is duly organized and validly existing under the Laws of its jurisdiction; (ii) it has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder; and (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(b) Sublicensor represents, warrants, and covenants to Sublicensee that: (i) Sublicensor has the right to grant the sublicense to the Patent Rights granted to Sublicensee under this Agreement and has obtained any required approvals and consents from the Regents and the Licensor and complied with all required notices to the Regents under the License Agreement; and (ii) Sublicensor will not amend any terms or conditions of the License Agreement without the prior written consent of Sublicensee (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Sublicensee covenants that it will not exercise any of its rights under this Agreement in any manner that would reasonably be expected to result in Sublicensor being in material breach of any of its obligations under the License Agreement or that otherwise could reasonably be expected to result in Licensor having a right to terminate the License Agreement.

8. Term and Termination.

(a) This Agreement commences on the Effective Date and continues until the earlier of (i) the expiration or termination of the License Agreement in accordance with its terms; or (ii) this Agreement’s termination in accordance with this Section 8 (the “Term”).

(b) This Agreement can be terminated as follows:

(i) by mutual written consent of the Parties;

(ii) by Sublicensee by providing written notice thereof to the other Parties, if there has been a material breach or violation by Encore or, prior to the Second Closing, the Sublicensor of their respective representations, warranties, covenants or agreements under this Agreement, the Development Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by Sublicensee to Encore;

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(iii) by Encore by providing written notice thereof to the other Parties, if there has been a material breach or violation by Sublicensee of its representations, warranties, covenants or agreements under this Agreement, the Development Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by Encore to Sublicensee; or

(iv) by Sublicensee by providing written notice thereof to the other Parties, if there has been any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, adversely affects, in any material respects, the Razor Assay, it prospects or its ability to be commercialized.

(c) In the event of the termination of this Agreement, the obligations of the Parties under this Agreement will become null and void, and there shall be no further liability or obligation on the part of any Party or any of their respective Representatives hereunder. Notwithstanding anything herein to the contrary, no termination of this Agreement shall affect (i) any obligations of the parties under Articles 6, 9, and this Article 8, which shall survive any termination of this Agreement or (ii) any Liability of a Party for a willful breach or violation of this Agreement or any Fraud Claim against such Party, in either case, prior to such termination.

9. Miscellaneous.

(a) Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9(a)) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9(a). A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) days of the notice of such Dispute being received by such other Parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under clinical trial development agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the SSPA, the other Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.

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(b) Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 9(a), for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the Parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9(e) shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9(b), and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

(c) Remedies. Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable Law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

(d) Further Assurances. Each Party shall, upon the reasonable request of another Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

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(e) Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 9(e) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Encore or, at or prior to the Second Closing, Sublicensor, to:	with a copy (which will not constitute notice) to:

Razor Genomics Inc.	Latham & Watkins LLP
150 N. Hill Drive, Suite 14	140 Scott Drive
Brisbane, CA 94005	Menlo Park, CA 94025
Attn: Michael Mann, CEO	Attn: Benjamin A. Potter, Esq.
Telephone No: [**]	Facsimile No.: [**]
Email: [**]	Telephone No: [**]
Email: [**]

If to Sublicensee or, after the Second Closing, Subliensor, to:	with a copy (which will not constitute notice) to:

OncoCyte Corporation	Ellenoff Grossman & Schole LLP
1010 Atlantic Avenue, Suite 102	1345 Avenue of the Americas, 11th Floor
Alameda, California 94501	New York, New York 10105
Attn: Albert P. Parker, COO	Attn: Matthew A. Gray, Esq.;
Telephone No: [**]	Robert Charron, Esq.
Email: [**]	Facsimile No.: [**]
Telephone No.: [**]
Email: [**]

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

(f) Entire Agreement. This Agreement, together with any other documents referenced or incorporated herein by reference (including the License Agreement, the SSPA, the Development Agreement, the Consulting Agreement and the Laboratory Agreement (as amended)) and all related schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(g) Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto, and any attempted assignment in violation of this Section 9(g) will be null and void ab initio; provided, however, that upon or after the Second Closing, each of Sublicensee and Sublicensor may assign its rights and obligations hereunder: (i) to any Affiliate of such Party, as applicable (provided, that such assigning Party shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of Sublicensee and its Subsidiaries taken as a whole or all or substantially all of the assets of Sublicensor and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Sublicensee or Sublicensor (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Sublicensee or Sublicensor, as applicable, hereunder; or (iii) as security to any Person providing debt financing to Sublicensee or its Affiliates for any of the transactions contemplated by the SSPA or this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party.

(h) No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder. Without limiting the foregoing, the Minority Holders shall not have any right hereunder to make any claims against Sublicensee with respect to Section 3(e).

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(i) Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(j) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(k) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(l) Regents and Licensor Approval. Notwithstanding anything to the contrary contained in this Agreement, the terms and conditions of this Agreement will be subject in all respects to the receipt by the Parties of the consent of the Regents and the Licensor to the extent required by the License Agreement. Sublicensor is responsible for obtaining and shall obtain approval of the Regents and the Licensor for this Sublicense Agreement and procure and any necessary written consents. Failure to obtain any required approvals and written consents from the Regents and the Licensor shall be a material breach of this Agreement by Sublicensor.

{Remainder of Page Left Blank; Signature Page Follows}

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Sublicensee:

ONCOCYTE CORPORATION

By:
Name:	Ron A. Andrews
Title:	President and Chief Executive Officer

Encore:

ENCORE CLINICAL, INC.

By:
Name:	Michael Mann
Title:	Chief Executive Officer

Sublicensor:

RAZOR GENOMICS INC.

By:
Name:	Michael Mann
Title:	Chief Executive Officer

EXHIBIT E

Form of Development Agreement

Exhibits

Subscription and Stock Purchase Agreement

Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

Final Form

Development Agreement

This Development Agreement (“Agreement”), dated and effective as of September [●], 2019 (the “Effective Date”), is by and between Razor Genomics Inc., a Delaware corporation (“Razor”), OncoCyte Corporation, a California corporation (“OncoCyte”), and Encore Clinical, Inc., a Delaware corporation (“Encore”) (each of Razor, OncoCyte, and Encore, collectively, the “Parties,” or each, individually, a “Party”).

Preamble

WHEREAS, the Parties are parties to that certain Subscription and Stock Purchase Agreement, dated as of September 4, 2019 (the “SSPA”), pursuant to which (i) at the initial closing thereunder (the “Initial Closing”) (A) Razor agreed to purchase and redeem from Encore shares of Razor’s common stock constituting 14.29% of Razor’s outstanding equity on a fully-diluted basis and (B) Razor agreed to sell to OncoCyte a number of newly issued shares of Razor preferred stock, constituting 25% of Razor’s outstanding equity on a fully-diluted basis (after giving effect to the redemption), and (ii) after the Initial Closing, at such times and subject to such conditions as set forth in the SSPA, including the exercise of OncoCyte’s purchase option thereunder, Encore agreed to sell and transfer to OncoCyte the remaining shares of Razor equity owned by Encore (the consummation of such transaction, the “Second Closing”);

WHEREAS, Razor owns and/or has all worldwide licensed rights in certain intellectual property rights pertaining to lung cancer prognostic assays (“Razor Assay”);

WHEREAS, each of Razor, OncoCyte, and Encore shall jointly conduct and assume the operational, financial and management control of prospective clinical trials pertaining to the Razor Assay (“Clinical Trials”);

WHEREAS, Razor and OncoCyte have the right, duty, and obligation to commercialize and sell the Razor Assay; and

WHEREAS, Encore is a former licensee of the intellectual property rights in the Razor Assay.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, any capitalized term used but not defined herein will have the meaning ascribed to such term in the SSPA.

2. Consulting Agreement. At or prior to the Initial Closing, Encore will enter into a consulting agreement with OncoCyte, in form and substance reasonably acceptable to Encore and OncoCyte (the “Consulting Agreement”), pursuant to which Encore, through its personnel, will provide consulting services to or on behalf of OncoCyte in support of the completion of the Clinical Trial and the commercialization of the Razor Assay and with respect to such other matters with respect to Razor’s business as reasonably requested by OncoCyte (collectively, the “Services”). Under the Consulting Agreement, Encore will use its reasonable efforts to timely provide Services as reasonably requested by OncoCyte. The Consulting Agreement will have a four (4) year term. Compensation paid by OncoCyte to Encore under the Consulting Agreement for provision of the Services will be equal to $500,000 per year in aggregate, paid monthly in arrears, with such compensation being paid in cash for the first year of the term of the Consulting Agreement and either in cash or, at OncoCyte’s sole election, in a combination of cash and shares of Buyer Common Stock in the second through fourth years of the term of the Consulting Agreement, with no more than [**] of the compensation being paid in shares of Buyer Common Stock during the second year and no more than [**] of the compensation being paid in shares of Buyer Common Stock during the third and fourth years (with any shares of Buyer Common Stock valued at the Buyer Common Stock Price). The compensation under the Consulting Agreement will constitute all of the amounts payable for any Services provided by Encore in connection with the Development Agreement or the License Agreement to be entered into by the Parties in connection with the SSPA (but excluding fees payable under the Laboratory Agreement and any fees payable to Encore based on the Approved Budgets for the Clinical Trial.

3. Steering Committee. Planning and execution of the Clinical Trial will be overseen by a joint steering committee (the “Steering Committee”) to be formed prior to the Initial Closing and to be made up of two representatives appointed by OncoCyte and two representatives appointed by Encore prior to the Initial Closing; provided, that after the Initial Closing, either of OncoCyte or Encore may replace any representative designated by such Party by providing written notice thereof to the other. Subject to Section 4 below, the Steering Committee shall have full decision-making authority for the duration of the Clinical Trial for all design, execution, and termination of the Clinical Trial for any reason prior to completion, with any recommendations, determinations, decisions or actions of the Steering Committee being made based on simple member majority approval. In the event that a majority cannot be reached on any given element of Clinical Trial design, execution or termination, with the exception of any budget approvals or expenditures as stipulated in Section 4 below or any publication approvals in Section 8 below, one of the Steering Committee representatives appointed by Encore will make the final decision with regard to said element. Notwithstanding the foregoing, Razor will end the Clinical Trial if the FDA or another Governmental Authority (including any quasi-governmental or certifying board or authority, such as the Institutional Review Board) requires or recommends the termination of the Clinical Trial (a “Trial Regulatory Termination”). For the avoidance of doubt, any Trial Regulatory Termination shall not constitute a breach by any Party for purposes of this Agreement.

4. Budget. Prior to the Initial Closing, the Steering Committee will agree upon and approve by majority vote of the members the design and total budget for the expenses and liabilities for the entire Clinical Trial, broken out by month and year (such agreed upon budget, as it may be amended, the “Approved Total Budget”) and an annual budget for the Clinical Trial expenses and liabilities for the upcoming year, broken out by month (such agreed upon budget, as it may be amended, the “Approved Initial Annual Budget”). Each year after the Initial Closing (promptly prior to the applicable anniversary of the Initial Closing), the Steering Committee will agree upon and approve by majority vote of the members an annual budget for the Clinical Trial expenses and liabilities for the upcoming year, broken out by month (such agreed upon budget, as it may be amended, an “Approved Subsequent Annual Budget” and, any Approved Subsequent Annual Budget or Approved Initial Annual Budget, as applicable, an “Approved Annual Budget”, and the Approved Annual Budgets and the Approved Total Budget, collectively, the “Approved Budgets”). In the event that the Steering Committee cannot achieve majority member approval of an Approved Subsequent Annual Budget, the Approved Total Budget will continue for such year until the new Approved Subsequent Annual Budget is approved by a majority of the Steering Committee. At the end of each quarter, the Steering Committee will meet to review and discuss Razor’s expenditures and liabilities incurred for the Clinical Trial under the Approved Annual Budget then in effect and the Approved Total Budget, and consider in good faith any potential amendments for the remaining quarters of the Approved Annual Budget and the remaining periods of the Approved Total Budget (provided, that no changes to an Approved Budget will be made without majority approval of the members of the Steering Committee). Without the prior approval (by a majority of the members) of the Steering Committee, Razor will not incur or pay any expenses or liabilities in connection with the Clinical Trial (a) in excess of [**] of the aggregate amount under any Approved Budget then in effect or (b) [**] of the amount for any aggregate line item (based on nature of cost) under any Approved Budget then in effect.

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5. Clinical Trial Reserve; Funding of Clinical Trial by OncoCyte.

5.1 Four Million U.S. Dollars ($4,000,000) of the proceeds paid to Razor in the Subscription (the “Clinical Trial Expense Reserve”) will be set aside and used solely towards the completion of the Clinical Trial, with the Clinical Trial Expense Reserve being used solely for Clinical Trial expenses that are incurred after the Initial Closing in accordance with the Approved Budgets (and for the avoidance of doubt, excluding any amounts previously advanced by OncoCyte to Razor as documented pursuant to the Secured Note). With the exceptions of (i) up to [**] of costs related to renewing or maintaining the Clinical Trial’s electronic data capture system and/or biostatistics support and (ii) the out- of-pocket costs relating to planned meetings with key investigators at the World Conference on Lung Cancer in Barcelona on September 7-9, 2019 (clauses (i) and (ii) together, the “Permitted Pre-Closing Clinical Trial Expenses”), any existing Clinical Trial expenses or other liabilities that are or have been incurred prior to the Effective Date (“Pre-Closing Clinical Trial Expenses”) will be borne and paid by Razor using funds other than the Clinical Trial Expense Reserve, and OncoCyte will have no liability for any Pre-Closing Clinical Trial Expenses.

5.2 All expenses for the Clinical Trial through completion of the Clinical Trial (other than Pre-Closing Clinical Trial Expenses) in excess of the Clinical Trial Expense Reserve up to the total Approved Budgets as determined by the Steering Committee will be paid directly by OncoCyte on behalf of Razor.

6. Other Payments.

6.1 Upon the Initial Closing, OncoCyte will pay One Million U.S. Dollars ($1,000,000) in cash to Encore for having achieved a positive draft local coverage decision from the Centers for Medicare and Medicaid Services Molecular Diagnostic Services Program (“CMS/MolDX”), by wire transfer in immediately available funds to such account or accounts as designated by Encore or by delivery of a certified or bank cashier’s check payable to, or upon the order of, Encore.

6.2 In the event of a final positive local coverage decision from CMS/MolDx within twelve (12) months after the Initial Closing, OncoCyte will promptly thereafter pay Four Million U.S. Dollars ($4,000,000) in cash to Encore, by wire transfer in immediately available funds to such account or accounts as designated by Encore or by delivery of a certified or bank cashier’s check payable to, or upon the order of, Encore.

6.3 If within [**] after the Initial Closing, Encore is substantially responsible for obtaining funding to OncoCyte or Razor from a pharmaceutical company for the Clinical Trial, OncoCyte or Razor, as applicable, will pay Encore [**] of the amount actually received from such a pharmaceutical company within [**] after receipt, by wire transfer in immediately available funds to such account or accounts as designated by Encore or by delivery of a certified or bank cashier’s check payable to, or upon the order of, Encore; provided, that if such pharmaceutical company is the company set forth on Schedule 6.3 hereto or its subsidiaries (the “Identified Pharma Company”), and within [**] after the Initial Closing the Identified Pharma Company provides funding for the Clinical Trial to OncoCyte or Razor, OncoCyte or Razor will pay [**] of the amount received to Encore within [**] after receipt, with the total payments to Encore with respect to any funding from the Identified Pharma Company not to exceed Three Million U.S. Dollars ($3,000,000), irrespective of the total amount paid by the Identified Pharma Company.

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6.4 Upon completion of enrollment in the Clinical Trial for the full number of patients thereunder (currently estimated to be [**], subject to the determination of the Steering Committee prior to the Initial Closing), OncoCyte shall issue to the Company Holders (as defined in the SPA) shares of Buyer Common Stock equal in value to Three Million U.S. Dollars ($3,000,000), with each share of OncoCyte Common Stock valued at the Buyer Common Stock Price as of the date of issuance; provided, that (i) if Buyer would be required by this Section 6.4 (together with any shares of Buyer Common Stock issuable to Company Holders under the SSPA or under the Minority Holder Purchase Agreements) to issue to the Company Holders more than 19.99% of the issued and outstanding shares of Buyer Common Stock or the outstanding voting power of OncoCyte, in either case as of the date of the SSPA, prior to giving effect to such issuance, or if such issuance would otherwise require the approval of OncoCyte’s stockholders pursuant to the rules and regulations of the NYSE American or other applicable law, regulation or rule, then OncoCyte, at its sole election, may deliver cash in lieu of shares of Buyer Common Stock to the extent that such cash delivery avoids requiring OncoCyte shareholder approval; and (ii) no fractional shares of Buyer Common Stock will be issued by OncoCyte and any fractional numbers will be rounded down to the nearest whole share and any fractional amount will instead be paid by OncoCyte in cash. The payments to the Company Holders under this Section 6.4 shall be allocated among the Company Holders on a pro rata basis based on (i) prior to the Second Closing, the shares of Razor owned by each such Company Holder at such time and (ii) at or after the Second Closing, the Purchased Shares (as defined in the SSPA) sold to OncoCyte under the SSPA and the Minority Holder Purchase Agreements.

7. CLIA Laboratory Costs for Clinical Trial. As set forth in the License Agreement, OncoCyte will assume all costs under Razor’s Laboratory Agreement with Encore (as amended, including at the Initial Closing, the “Laboratory Agreement”) associated with the operation of Razor’s CLIA laboratory incurred for periods from and after the Initial Closing in accordance, including the provision of the Razor Assay for the Clinical Trial.

8. Clinical Trials IP. To the extent permitted under the terms of the Amended and Restated Exclusive License Agreement for Gene-Based Assays for Cancer Diagnosis and Prognosis, dated as of February 15, 2018, by and between the Regents of the University of California, acting through the University of California, San Francisco Office of Technology Management, and Razor (as amended, the “UCSF License”), all of the intellectual property rights to the Clinical Trial, including any new inventions, improvements or discoveries (the “New IP”), will be jointly owned by Razor and OncoCyte. Information and data regarding the Clinical Trial and its results may not be published, distributed or otherwise disclosed without the prior approval of the Steering Committee (by majority of the members).

9. Provision of Personnel, Materials and Services in Connection with the Clinical Trial.

9.1 OncoCyte may provide certain of its personnel to perform work in connection with the Clinical Trial, as well as capital expenditures and materials, and, with prior written approval by Razor on a case-by-case basis (not to be unreasonably withheld, delayed or conditioned) or otherwise to the extent set forth in an Approved Budget then in effect, will be permitted to charge Razor for such services, capital expenditures and materials based on internal fully burdened costs and activity driver allocations at cost (plus a potential markup if required to do so for tax purposes).

9.2 Encore may be contracted by Razor or OncoCyte to provide personnel, materials or services to the Clinical Trial beyond the provision of the Razor Assay (as set forth in the Laboratory Agreement) and the Services, such additional personnel, materials and services to be expressly designated in the Approved Budget then in effect as extending beyond costs covered by the Laboratory Agreement and the Consulting Agreement.

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9.3 Any decisions to hire a third party service provider to provide services in connection with the Clinical Trial will be made by the Steering Committee.

10. Compliance with Laws; Insurance.

10.1 Each Party shall comply and shall ensure that its employees, agents, and independent contractors (including subcontractors) comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement.

10.2 Each Party will maintain reasonable and necessary insurance, including Clinical Trial insurance by Razor, the cost of said Clinical Trial insurance for periods after the Initial Closing to be included in the Approved Budgets and to be paid for either by the Clinical Trial Expense Reserve or OncoCyte in accordance with Section 5 above.

11. Termination.

11.1 This Agreement can be terminated as follows:

(a) by mutual written consent of OncoCyte, Razor and Encore;

(b) by either OncoCyte or Encore, by providing written notice thereof to the other Parties, if the Clinical Trial is ended by either the Steering Committee or a Trial Regulatory Termination, in either case, prior to completion;

(c) by OncoCyte by providing written notice thereof to the other Parties, if there has been a material breach or violation by Encore or, prior to the Second Closing, Razor of their respective representations, warranties, covenants or agreements under this Agreement, the License Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by OncoCyte to Encore;

(d) by Encore by providing written notice thereof to the other Parties, if there has been a material breach or violation by OncoCyte of its representations, warranties, covenants or agreements under this Agreement, the License Agreement, the Consulting Agreement or the Laboratory Agreement and such breach or violation is not cured within [**] after written notice of such breach or violation is provided by Encore to OncoCyte; or

(e) by Encore by providing written notice thereof to the other Parties, if the Second Closing Milestone is achieved under the SSPA, but OncoCyte fails to complete the Second Closing (as contemplated by the SSPA) as a result of the cancellation of the Second Closing Purchase Option under Section 4.5(d) of the SSPA.

11.2 In the event of the termination of this Agreement, the obligations of the Parties under this Agreement will become null and void, and there shall be no further liability or obligation on the part of any Party or any of their respective Representatives hereunder. Notwithstanding anything herein to the contrary, no termination of this Agreement shall affect (i) any obligations of the parties under Sections  2, 3, 4, 5, 8, 13, 15 and this Section 11, which shall survive any termination of this Agreement (provided, that Sections 2, 3, 4 and 5 shall not survive any termination pursuant to Section 11.1(b) above) or (ii) any Liability of a Party for a willful breach or violation of this Agreement or any Fraud Claim against such Party, in either case, prior to such termination.

12. [Reserved]

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 13. Confidentiality.

13.1 Each Party acknowledges that it may receive or gain access to the other Party’s non-public proprietary or confidential information (including any confidential information of third parties where such other Party has an obligation of confidentiality with respect thereto, “Confidential Information”) in pursuit of the Clinical Trials. Except as provided in Section 13.2 or otherwise agreed in writing by the Parties, each Party, as the receiving party of the other Parties’ Confidential Information (the “Recipient”), shall: (a) use at least the same standard of care to protect and safeguard the confidentiality of the Confidential Information of the disclosing party (the “Discloser”) as the Recipient uses to protect its own Confidential Information (but no less than reasonable care); and (b) not use or disclose, nor permit to be used or accessed, the Discloser’s Confidential Information for any purpose other than to exercise the Recipient’s rights or perform its obligations under this Agreement.

13.2 Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the Recipient may disclose the Discloser’s Confidential Information: (a) to the Recipient’s Representatives who (i) have a need to know such Confidential Information to assist the Recipient or act on its behalf in exercising the Recipient’s rights or performing its obligations under this Agreement; and (ii) are bound by written agreements containing confidentiality and non-disclosure obligations generally at least as restrictive as those set forth in this Section 13; provided that the receiving Party shall ensure compliance with, and be liable for any breach of this Section by any such employees, agents, or independent contractors; (b) as required by applicable Law or the rules or regulations of the SEC or any applicable securities exchange, in which case the Recipient shall use commercially reasonable efforts to allow the Discloser reasonable time to comment on any such disclosure, and arrange for any required filing with respect to, such disclosure, release or announcement in advance of such issuance; or (c) to actual or prospective acquirers, licensees (including sublicensees), investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives), including any pharmaceutical company as contemplated by Section 6.3, to the extent reasonably necessary for evaluating or carrying out the objectives of this Agreement, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in this Section 13.

14. Mutual Representations and Warranties. Each Party represents and warrants to the other Parties that: (a) it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation or organization, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution of this Agreement by such Party’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; (c) when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (d) the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under (i) any applicable Law or (ii) the provisions of any contract, instrument, or understanding to which it is a party or by which it is bound, including with respect to the Company, the UCSF License.

15. Miscellaneous

15.1 Limitation of Liability. To the fullest extent permitted by applicable law, no Party will be liable to the other Parties under this Agreement for any consequential, incidental, indirect, exemplary, special, punitive, or enhanced damages, or for any loss of actual or anticipated profits (regardless of how these are classified as damages), whether arising out of breach of contract, tort (including negligence or strict liability), statute, or otherwise (including the entry into, performance, or breach of this Agreement), regardless of whether such damage was foreseeable and whether either party has been advised of the possibility of such damages. The foregoing limitations do not apply to losses arising out of or relating to the gross negligence or willful misconduct of a party or any of its sublicensees or subcontractors in performing under this Agreement.

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15.2 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 15.2) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 15.2. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) days of the notice of such Dispute being received by such other Parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under clinical trial development agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within ten (10) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the SSPA, the other Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.

15.3 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Subject to Section 15.2, for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the Parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 15.6 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 15.3, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

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15.4 Remedies. Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable Law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

15.5 Further Assurances. Each Party shall, upon the reasonable request of another Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

15.6 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 15.6) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Encore or, at or prior to the Second Closing, Razor, to:	with a copy (which will not constitute notice) to:

Razor Genomics Inc.	Latham & Watkins LLP 140 Scott Drive
150 N. Hill Drive, Suite 14	Menlo Park, CA 94025
Brisbane, CA 94005	Attn: Benjamin A. Potter, Esq.
Attn: Michael Mann, CEO	Facsimile No.: [**]
Telephone No: [**]	Telephone No: [**]
Email: [**]	Email: [**]

If to Oncocyte or, after the Second Closing, Razor, to:	with a copy (which will not constitute notice) to:

OncoCyte Corporation	Ellenoff Grossman & Schole LLP
1010 Atlantic Avenue, Suite 102	1345 Avenue of the Americas, 11th Floor
Alameda, California 94501	New York, New York 10105
Attn: Albert P. Parker, COO	Attn: Matthew A. Gray, Esq.;
Telephone No: [**]	Robert Charron, Esq.
Email: [**]	Facsimile No.: [**]
Telephone No.: [**]
Email: [**]

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

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15.7 Interpretation. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

15.8 Entire Agreement. This Agreement, together with any other documents referenced or incorporated herein by reference (including the SSPA, the License Agreement and the Consulting Agreement) and all related schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

15.9 Assignment; Third Party Beneficiaries. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto, and any attempted assignment in violation of this Section 15.9 will be null and void ab initio; provided, however, that upon or after the Second Closing, each of OncoCyte and Razor may assign its rights and obligations hereunder: (i) to any Affiliate of such Party, as applicable (provided, that such assigning Party shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of OncoCyte and its Subsidiaries taken as a whole or all or substantially all of the assets of Razor and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of OncoCyte or Razor (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of OncoCyte or Razor, as applicable, hereunder; or (iii) as security to any Person providing debt financing to OncoCyte or its Affiliates for any of the transactions contemplated by the SSPA or this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each Party. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder. Without limiting the foregoing, the Minority Holders shall not have any right hereunder to make any claims against OncoCyte with respect to Section 6.4.

15.10 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

15.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.12 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

OncoCyte:

ONCOCYTE CORPORATION

By:
Name:	Ron A. Andrews
Title:	President and Chief Executive Officer

Encore:

ENCORE CLINICAL, INC.

By:
Name:	Michael Mann
Title:	Chief Executive Officer

Razor:

RAZOR GENOMICS INC.

By:
Name:	Michael Mann
Title:	Chief Executive Officer

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Schedule 6.3

Identified Pharma Company

[**]

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